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ALEXION PHARMACEUTICALS, INC.
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100 College Street
New Haven, Connecticut 06510
March 28, 2018
Dear Fellow Shareholder:
You are cordially invited to attend Alexion's 2018 Annual Meeting of Shareholders on Tuesday, May 8, 2018, at The Langham Hotel, 250 Franklin Street, Boston, MA 02110, at 5:30 p.m. local time.
We are using the "Notice and Access" method of providing proxy materials to you via the Internet. We are mailing to you a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials and 2018 annual report.  Notice and Access provides a convenient way for you to access Alexion's proxy materials and vote your shares on the Internet, and also allows us to reduce costs and conserve resources. The Notice includes instructions on how to access our proxy statement and our 2018 annual report and how to vote your shares. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2018 annual report, if you prefer.
Our proxy statement describes the business to be considered at the meeting. Whether or not you plan to be with us, your vote is extremely important. I urge you to vote your shares and be represented at the meeting. If you are viewing the proxy statement on the Internet, you may submit your proxy electronically via the Internet by following the instructions on the Notice and the instructions listed on the Internet site. If you have received a paper copy of the proxy statement and proxy card, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may submit your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.
On behalf of Alexion, I thank you for supporting Alexion's mission of transforming patients' lives. I hope you can attend our annual meeting and look forward to seeing you there.
Very truly yours,
Ludwig N. Hantson, Ph.D.
Chief Executive Officer

100 College Street
New Haven, Connecticut 06510
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 8, 2018
Alexion's 2018 Annual Meeting of Shareholders will be held on Tuesday, May 8, 2018, at The Langham Hotel, 250 Franklin Street, Boston MA 02110, at 5:30 p.m. local time. This year, we are asking shareholders:

(1)	To elect ten members of the Board of Directors named in the proxy statement, each to serve until the next Annual Meeting and until his or her successor has been duly elected and qualified.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion's independent registered public accounting firm.

(3)	To consider a non-binding advisory vote on 2017 compensation paid to Alexion's named executive officers.

(4)	To vote upon a shareholder proposal, if properly presented at the 2018 Annual Meeting, requiring an independent Chairman of the Board of Directors.

(5)	To transact such other business as may properly come before the 2018 Annual Meeting or any adjournment thereof.
Shareholders of record at the close of business on March 12, 2018 will be entitled to notice of and to vote at the 2018 Annual Meeting or any adjournment of the meeting.
Whether or not you plan to attend the 2018 Annual Meeting, please vote by voting on the Internet, completing and returning a proxy card, or voting by phone at your earliest convenience so that your shares may be represented at the meeting. Alexion will begin mailing its Notice of Internet Availability of Proxy Materials to shareholders on March 28, 2018.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 8, 2018:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement and the 2017 Annual Report and the means to vote by Internet are available free of charge at: www.proxyvote.com.

March 28, 2018
Michael V. Greco
Senior Vice President of Law and Corporate Secretary

ALEXION PHARMACEUTICALS, INC. PROXY STATEMENT

Proxy Summary
The summary below highlights information that is described in more detail elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and we urge you to read the entire proxy statement carefully before voting.
General Information (see “General Information” on page 5 for more information)

Date:	May 8, 2018
Time:	5:30 p.m. local time
Place:	The Langham Hotel, 250 Franklin Street, Boston MA 02110
Record Date:	March 12, 2018

Voting Matters and Vote Recommendation

Voting Matter		Board Recommendation	Page Number for More Detail
Proposal 1	Election of Directors	FOR ALL Nominees	9
Proposal 2	Ratification of PricewaterhouseCoopers LLP as Independent Auditors	FOR	71
Proposal 3	Non-binding Advisory Vote to Approve Executive Compensation	FOR	72
Proposal 4	Shareholder Proposal	AGAINST	73

Corporate Governance
We strive to maintain strong corporate governance practices that protect and enhance accountability for the benefit of Alexion and all of Alexion's shareholders. We regularly review and continually refine our governance policies to align with evolving practices and issues raised by our shareholders. We believe that our corporate governance structure, with its emphasis on Board independence and strong Board and committee involvement, provides sound and robust oversight of management. Detailed information about our corporate governance practices begins on page 18. The following chart summarizes key information regarding our corporate governance.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	1

Board and Board Committees*
Number of independent directors	12
Average age of directors	62.9
All Board Committees consist of independent directors	Yes
Risk oversight by Board and Committees	Yes
Separate Chairman and CEO	Yes
Lead Independent Director Charter	Yes
Regular executive sessions of independent directors	Yes
Annual Board and Committee evaluations	Yes
Size of the Board	13
Average director tenure (in years)	4.2
Shareholder Rights, Accountability and Other Governance Practices
Annual elections for all directors	Yes
Majority voting for directors	Yes
Proxy access bylaw (3%-3 years)	Yes
Annual advisory vote on executive compensation	Yes
Shareholder ability to call special meetings (25% threshold)	Yes
Shareholder ability to act by written consent	Yes
Stock ownership guidelines for directors and executives	Yes
Prohibition from hedging and pledging securities or otherwise engaging in derivative transactions	Yes
Absence of Rights Plan, or “Poison Pill”	Yes
Absence of supermajority voting provisions	Yes
*The information in the table above is presented for the Board of Directors as of March 15, 2018. Michele Burns, Alvin Parven and Ann Veneman are not standing for election at the 2018 Annual Meeting. If all nominees are elected to the Board, the Board will have 10 directors, 9 of whom are independent, with average tenure of 2.4 years and average age of 61.1 years.

Our Director Nominees
Proposal 1 - Election of Directors
You are being asked to vote on the election of the following ten nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skill sets and areas of expertise can be found beginning on page 10.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	2

Nominee, Experience	Age	Director Since	Committees				Other Public Boards
			AF	LC	NG	SI
Felix J. Baker Co-Managing Member of Baker Bros. Advisors	49	2015			X	C	2
David R. Brennan Former Interim Chief Executive Officer, Former Chief Executive Officer of AstraZeneca PLC	64	2014				X	1
Christopher J. Coughlin Former Executive Vice President and Chief Financial Officer, Tyco	65	2014	C, F	X			1
Deborah Dunsire Former President and Chief Executive Officer, Millennium Pharmaceuticals	55	2018					1
Paul A. Friedman Chief Executive Officer, Madrigal Pharmaceuticals, Former Chief Executive Officer, Incyte Corporation	75	2017			X	X	2
Ludwig N. Hantson Chief Executive Officer	55	2017					_
John T. Mollen Former Executive Vice President, Human Resources of EMC Corp.	67	2014	X	C			_
Francois Nader Former President and Chief Executive Officer, NPS Pharma	61	2017	X			X	2
Judith A. Reinsdorf Former Executive Vice President and General Counsel, Johnson Controls	54	2018	X				1
Andreas Rummelt Chief Executive Officer of InterPharmaLink AG and former Group Head, Quality Assurance and Technical Operations of Novartis	61	2010			X	X	_
AF - Audit and Finance Committee; LC - Leadership and Compensation Committee; NG - Nominating and Corporate Governance Committee; SI - Science and Innovation Committee;
X - Committee Member; C - Committee Chair; F - Financial Expert

Our Auditors
Proposal 2 - Ratification of PricewaterhouseCoopers LLP as independent auditors
You are being asked to vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017. Below is summary information about PricewaterhouseCoopers LLP’s fees for services provided in 2017 and 2016. Detailed information about this proposal can be found beginning on page 71.

Fees	2017	2016
Audit fees	$4,199,984	$5,433,482
Audit related fees	$485,000	$—
Tax fees	$100,445	$305,019
All other fees	$9,000	$9,000
Total fees	$4,794,429	$5,747,501

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	3

Executive Compensation Matters
Proposal 3 - Non-Binding Advisory Vote on Executive Compensation
Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the 2017 compensation paid to Alexion’s named executive officers (NEOs) as described in this proxy statement. Detailed information about the compensation paid to our NEOs can be found beginning on page 25. Highlights of our compensation program for 2017 and our compensation best practices follow.

Pay-for-Performance
Compensation tied to the achievement of the Company’s short- and long-term financial, operational and strategic objectives
Since 2016, annual cash bonus determinations are subject to fewer subjective goals - 100% subjective for 2016, 50% for 2017 and 35% for 2018 - see page 31
Since 2016, we have increased the amount of long-term incentives delivered in performance share units - 25% PSUs for 2016, 50% for 2017 and 65% for 2018; no stock options in 2018 - see page 31
Other Compensation Best Practices
Clawback policy under which cash and equity-based incentive compensation of our CEO and his direct reports may be recovered by Alexion in the event of a financial restatement
All employees, including the NEOs, are prohibited from entering into any hedging, pledging or derivative transactions in our stock
Equity incentive plan prohibits the repricing or exchange of stock options without shareholder approval
The Leadership and Compensation Committee regularly reviews share utilization levels and Alexion's burn rate
We provide limited perquisites to executives, and these perquisites are also available to certain other employees
NEOs are expected to acquire and hold Alexion stock worth three to six times their base salary within five years of appointment
No Alexion employment agreement includes a 280G tax gross-up
The Leadership and Compensation Committee retains an independent compensation consultant

Shareholder Proposal
Proposal 4 - Shareholder Proposal
Our Board of Directors recommends that shareholders vote AGAINST the shareholder proposal. Detailed information about the proposal and the Board’s recommendation can be found beginning on page 73.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	4

General Information Regarding the Meeting
The Board of Directors of Alexion Pharmaceuticals, Inc. is soliciting your proxy to vote at our 2018 Annual Meeting of Shareholders (Annual Meeting) to be held at 5:30 p.m. local time, on Tuesday, May 8, 2018 for the purposes summarized in the accompanying Notice of 2018 Annual Meeting of Shareholders. Our 2017 Annual Report is also available with this proxy statement.
References in this proxy statement to “Alexion” or the “Company,” “we,” “us,” and “our” refer to Alexion Pharmaceuticals, Inc.
The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510. We will begin mailing the Notice of Internet Availability of Proxy Materials to shareholders on March 28, 2018. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing.
Why are we soliciting proxies?
We are furnishing this proxy statement and form of proxy to the holders of Alexion's common stock, par value $0.0001 per share, in connection with the solicitation by our Board of Directors of proxies for use at our 2018 Annual Meeting.
When and where is the 2018 Annual Meeting?
The 2018 Annual Meeting will be held on Tuesday, May 8, 2018, at The Langham Hotel, 250 Franklin Street, Boston, MA 02110 at 5:30 p.m. local time, or at any future date and time following an adjournment or postponement of the meeting.
What business will be conducted at the 2018 Annual Meeting?
The business to be considered at the 2018 Annual Meeting is described in the accompanying Notice of Annual Meeting of Shareholders. Alexion's Board of Directors is not currently aware of any other business that will come before the meeting.
Who can vote?
The record date for voting is March 12, 2018. Only shareholders of record at the close of business on March 12, 2018 are entitled to notice of and to vote at the 2018 Annual Meeting and any adjournment or postponement of the meeting. On March 12, 2018, there were 222,358,319 shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the 2018 Annual Meeting.
Who can attend the 2018 Annual Meeting?
Attendance at the 2018 Annual Meeting will be limited to record or beneficial owners of Alexion common stock as of March 12, 2018 (or their authorized representatives). When you arrive at the meeting, you must present photo identification, such as a driver's license. If your shares are held by a bank, broker or other nominee, you must also present your bank or broker statement evidencing your beneficial ownership of Alexion common stock to gain admission to the 2018 Annual Meeting. Alexion reserves the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of March 12, 2018.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	5

Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?
We are distributing our proxy materials to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission, or SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On March [28], 2018, we will begin mailing a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.
What does it mean if I receive more than one Notice of Annual Meeting of Shareholders?
If you receive more than one Notice of Annual Meeting of Shareholders, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice of Annual Meeting of Shareholders to ensure that all of your shares are voted.
Can I access the proxy materials on the Internet?
This Notice of Annual Meeting of Shareholders and proxy statement and our 2017 Annual Report are available at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an email that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.
How do I vote?
Whether or not you plan to attend the 2018 Annual Meeting, it is important that you vote.
If you own shares in your own name (a record owner), you can vote any one of four ways:

■	By Internet: Go to the Internet website – www.proxyvote.com – and follow the instructions. You must vote by 11:59 P.M. Eastern on May 7, 2018.

■
By Telephone: Call the toll-free number 800-690-6903 to vote by telephone. You must follow the instructions on your proxy card and the recorded telephone instructions. You must vote by 11:59 P.M. Eastern on May 7, 2018.

■
By Mail: Mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope. If a proxy card is signed and returned without instructions, your shares will be voted in the manner recommended by our Board of Directors. Your proxy card must be received by May 7, 2018.

■	In Person: You can attend the 2018 Annual Meeting to vote by ballot.
If your shares are held in a brokerage account in your broker's name, you will receive voting instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to shareholders owning shares through most banks and brokers.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you should not mail a proxy card.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	6

How can I change or revoke my vote?
You may revoke the authority granted by your execution of a proxy at any time prior to the 2018 Annual Meeting by:

■	filing a timely written notice of revocation with the Corporate Secretary, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510;

■	mailing a duly executed proxy bearing a later date;

■	re-voting by phone or the Internet prior to the date and time described in this proxy statement; or

■	voting in person at the 2018 Annual Meeting.
Only your latest vote will be counted.
What constitutes a quorum?
The holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy to constitute a quorum at the 2018 Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining the presence or absence of a quorum.
What vote is required for each proposal?

		Board's Recommendation	Broker Discretionary Voting Allowed	Abstentions	Required Vote
Proposal 1	Election of Directors	FOR ALL Nominees	No	No effect	Majority of votes cast
Proposal 2	Ratification of PricewaterhouseCoopers LLP as independent auditors	FOR	Yes	No effect	Majority of votes cast
Proposal 3	Non-binding Advisory Vote on Executive Compensation	FOR	No	No effect	Majority of votes cast
Shareholder Proposal
Proposal 4	Independent Chairman Policy	AGAINST	No	No effect	Majority of votes cast

How do I make sure my vote will be counted?
If you are a record holder you must vote by telephone, by Internet, by signing, dating and returning a printed proxy card, or by attending the 2018 Annual Meeting.
If you are the beneficial owner of shares held in "street name," your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If instructions are not provided, the broker's ability to vote the shares depends on the proposal. Your bank, broker or other nominee has discretionary authority to vote your shares on "routine" matters, even absent instructions. A broker may not, however, vote on "non-routine" matters without receiving specific voting

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	7

instructions from you. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as "broker non-votes."
If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the ratification of our independent accounting firm and (2) will not be entitled to vote your shares on the election of directors, the advisory vote on executive compensation, or the shareholder proposal.
We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.
Who solicits proxies and bears the costs of solicitation?
Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be paid for by Alexion.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	8

Proposal No. 1 – Election Of Directors
Ten directors have been nominated for election at the 2018 Annual Meeting to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. In the event any of the nominees are unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board to replace the nominee. All nominees have consented to be named in the proxy statement and have indicated their intent to serve if elected. The Board has no reason to believe that any of the nominees will be unable to serve. Alexion's directors are elected by majority vote in uncontested director elections, such as this one. The voting standard for contested director elections is a plurality standard. The majority voting standard provides that a nominee for director in an uncontested election will be elected to Alexion's Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In an uncontested election, an incumbent director nominee who does not receive the required votes for re-election is required to tender his or her resignation and the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. Within 90 days following certification of the election results, the Board will act on the committee's recommendation and publicly disclose the Board's decision regarding the tendered resignation, including the rationale for the decision.
The number of candidates for election as directors at the 2018 Annual Meeting is the same as the number of directors to be elected at the meeting. Therefore, this is an uncontested election and directors will be elected by the affirmative vote of a majority of the votes cast by the shares present or represented and entitled to vote at the 2018 Annual Meeting, in person or by proxy.
THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 – ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	9

General Information About The Board Of Directors
Each director nominee, if elected, will serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Each officer of the Company serves at the discretion of the Board. Dr. Hantson is party to an employment agreement with Alexion.
The Board seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Directors should possess the attributes necessary to be an effective member of the Board, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.
The current Alexion directors represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. The biography of each director nominee and a description of certain specific experiences, qualifications, attributes and skills of each director that led the Board to conclude that the individual should serve as a director are described below.
To align with Alexion's new corporate strategy announced in 2017, the Board undertook a significant refreshment exercise to primarily add directors with biopharmaceutical experience as chief executive officers. The Board appointed four independent directors since September 2017 with deep industry experience, including three industry veterans and former and current chief executive officers. If all nominees are elected at the annual meeting, the Board will consist of 90% independent directors, with average tenure of approximately 2.4 years.

Felix J. Baker
Age: 49
Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP, an investment advisor focused on investments in life science and biotechnology companies. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

Alexion Director Since: 2015
Committee Memberships: Nominating and Corporate Governance, Science and Innovation (Chair)
Other Public Company Directorships
Current: Genomic Health, Inc., Seattle Genetics, Inc.
Past 5 Years: Synageva BioPharma Corp., Ardea Bioscience, Inc.

Qualifications
■ Broad experience serving as both a director and investor of biotechnology companies providing a strategic perspective of the industry
■ Extensive experience evaluating and developing strategic business plans and transactions in the biotechnology industry

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	10

David R. Brennan, Chairman of the Board
Age: 64
Mr. Brennan served as Interim Chief Executive Officer of Alexion from December 11, 2016 to March 27, 2017. From 2006 to 2012 he was Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world’s largest pharmaceutical companies. Mr. Brennan worked for AstraZeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. He received a BA in business administration from Gettysburg College, where he is a member of the Board of Trustees.

Alexion Director Since: 2014
Committee Memberships: Science and Innovation
Other Public Company Directorships
Current: Insmed Incorporated
Past 5 Years: Innocoll Holdings plc

Qualifications
■ Extensive experience as an executive leader in the pharmaceutical industry, serving as chief executive officer of one of the largest multinational pharmaceutical companies in the world
■ Significant industry and regulatory knowledge from a more than 39 year career in the pharmaceutical industry and serving as a director on multiple public company and industry trade group boards
■ Extensive experience evaluating and developing complex strategic business plans
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and M&A experience

Christopher J. Coughlin
Age: 65
Mr. Coughlin served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010, during a period of significant international growth and restructuring. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998 he was President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin received a BS in accounting from Boston College.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance (Chair), Leadership and Compensation
Other Public Company Directorships
Current: Allergan plc
Past 5 Years: Covidien Ltd., Dun & Bradstreet Corp., Dipexium Pharmaceuticals, Forest Laboratories, Hologic Inc.

Qualifications
■ Extensive experience in complex financial and accounting matters, including public accounting and reporting
■ Extensive experience evaluating and developing strategic goals for global organizations
■ Broad experience serving on public international and domestic company boards provides valued perspective on corporate governance and financial matters

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	11

Deborah Dunsire
Age: 55
From 2005 to 2013, Dr. Dunsire served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., where she led the transformation of the company into a biotechnology industry leader. Prior to Millennium, which became Takeda Oncology, Dr. Dunsire led the Novartis North America Oncology Business through a period of significant growth during her 10-year tenure. She also previously served as President and Chief Executive Officer of FORUM Pharmaceuticals and in a variety of Research and Development and Commercial positions with Sandoz AG. Most recently, from January 2017 until March 2017, Dr. Dunsire served as President and Chief Executive Officer of XTuit Pharmaceuticals, Inc., a privately held biopharmaceutical company developing novel therapeutics. Dr. Dunsire received her medical degree from the University of Witwatersrand, Johannesburg, South Africa.

Alexion Director Since: 2018
Committee Memberships: None
Other Public Company Directorships
Current: Ultragenyx Pharmaceutical, Inc.
Past 5 Years: Allergan Inc.,Takeda Pharmaceuticals, Inc.

Qualifications
■ More than thirty years of experience in the biopharmaceutical industry
■ Brings value to the Board through experience as a chief executive officer of innovative companies focused on drug research and development
■ Extensive experience leading complex drug discovery, development and commercialization organizations
■ Possesses deep scientific and medical expertise

Paul Friedman
Age: 75
Since July 2016, Dr. Friedman has served as Chairman of the Board of Directors and Chief Executive Officer of Madrigal Pharmaceuticals. Dr. Friedman served as the CEO and a Director of Incyte Corporation from November 2001 until his retirement in January 2014. He served as President of Research & Development for the DuPont-Merck Pharmaceutical Company, and also as President of DuPont Pharmaceuticals Research Laboratories, a wholly-owned subsidiary of the DuPont Company. He has also held executive and R&D positions with DuPont Pharmaceuticals Research Laboratories, Merck Research Laboratories, and Merck Sharp & Dohme Corporation. Prior to his tenures at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation. Dr. Friedman received his A.B. in Biology from Princeton University and his M.D. from Harvard Medical School.

Alexion Director Since: 2017
Committee Memberships: Nominating and Corporate Governance, Science and Innovation
Other Public Company Directorships
Current: Incyte Corporation, Madrigal Pharmaceuticals, Inc.,
Past 5 Years: Cerulean Pharmaceuticals, Inc., Synta Pharmaceuticals, Inc., Verastem Pharmaceuticals

Qualifications
■ More than 40 years of experience in the biopharmaceutical industry
■ Deep experience in research and both early and late stage clinical development
■    Extensive experience building and leading R&D organizations, expanding company pipelines of assets, and overseeing the commercial development of innovative therapeutic products across a range of areas

■ Brings valuable perspectives to the Board as a chief executive officer in the biopharmaceutical industry

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	12

Ludwig N. Hantson
Age: 55
Dr. Hantson became Chief Executive Officer of Alexion on March 27, 2017. Prior to joining Alexion, Dr. Hantson was President and Chief Executive Officer of Baxalta Incorporated. He led Baxalta’s successful spin-off as a public company from Baxter International Inc. in July 2015 where he was President of Baxter BioScience. He joined Baxter in May 2010 and established the BioScience division as an innovative specialty and rare disease company with a pipeline of 25 new product candidates, and 13 products launches. Prior to Baxter, from 2001 - 2010, Dr. Hantson held several leadership roles at Novartis AG, including CEO of Pharma North America, CEO of Europe, and President of Pharma Canada. Prior to Novartis, Dr. Hantson spent 13 years with Johnson & Johnson in roles of increasing responsibility in marketing and research and development. Dr. Hantson received his Ph.D. in motor rehabilitation and physical therapy, Master’s degree in physical education, and a certification in high secondary education, all from the University of Louvain in Belgium.

Alexion Director Since: 2017
Committee Memberships: None
Other Public Company Directorships
Current: None
Past 5 Years: Baxalta Incorporated, Baxter International Inc.

Qualifications
■ More than 30 years of experience in the biopharmaceutical industry
■ Extensive experience as an executive leading global, innovative organizations

John T. Mollen
Age: 67
Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation from May 2006 until his retirement in February 2014, including two years as special advisor to the President. He joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 - September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is Chairman of the Board of Trustees of Worcester Polytechnic Institute. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master's degree in Labor Relations from St. Francis College in Pennsylvania.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance, Leadership and Compensation (Chair)
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ Significant experience in executive compensation policy and administration
■ More than 30 years as chief human resources senior executive
■ Extensive operational experience leading human resource function for large, public, complex, global organizations, including a Fortune 200 company
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and deep M&A experience

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	13

Francois Nader
Age: 61
Dr. Nader served as President, Chief Executive Officer, and Executive Director of NPS Pharma, a global biotechnology company that was focused on delivering innovative therapies to patients with rare diseases, from 2008 to 2015. Prior to NPS, Dr. Nader was a venture partner at Care Capital, a venture capital firm. He previously served on the North America Leadership Team of Aventis Pharma and its predecessor companies, holding a number of executive positions in integrated healthcare markets and medical and regulatory affairs. He also led global commercial operations at the Pasteur Vaccines division of Rhone-Poulenc. Dr. Nader earned his French Doctorate in Medicine from St. Joseph University in Lebanon and a physician executive MBA from the University of Tennessee.

Alexion Director Since: 2017
Committee Memberships: Audit and Finance, Science and Innovation
Other Public Company Directorships
Current: Acceleron Pharma, Inc., Clementia Pharmaceuticals, Inc.
Past 5 Years: Advanced Accelerator Applications, Inc., Baxalta Incorporated, NPS Pharmaceuticals, Inc., Trevena, Inc.

Qualifications
■ Extensive experience in the biopharmaceutical industry
■ Broad experience with organizations focused on developing and launching rare disease therapies
■ Experienced biopharmaceutical chief executive officer with strong background across both commercial and R&D functions

Judith Reinsdorf
Age: 54
Ms. Reinsdorf previously served as Executive Vice President and General Counsel of Johnson Controls International, a global leader in building products and technology, integrated solutions, and energy storage, following its merger in September 2016 with Tyco International, where she served as Executive Vice President and General Counsel from March 2007 until September 2016. Prior to Johnson Controls, Ms. Reinsdorf served as Vice President, General Counsel and Secretary of C. R. Bard, Inc., as Vice President and Corporate Secretary of Tyco, as Vice President and Associate General Counsel of Pharmacia Corporation, and as Assistant General Counsel and Chief Legal Counsel, Corporate, at Monsanto Company. Ms. Reinsdorf earned her bachelor’s degree from the University of Rochester and her J.D. from Cornell Law School.

Alexion Director Since: 2018
Committee Memberships: Audit and Finance
Other Public Company Directorships
Current: Dun & Bradstreet Corp.
Past 5 Years: None

Qualifications
■ Brings strong corporate governance and legal expertise to the Board
■ Broad experience in global compliance, strategic planning, data privacy, and regulatory matters
■ Extensive experience leading legal functions at large U.S. public companies with global operations and in regulated industries

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Andreas Rummelt
Age: 61
Dr. Rummelt has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry, since July 2011. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

Alexion Director Since: 2010
Committee Memberships: Nominating and Corporate Governance, Science and Innovation
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ More than 25 years in the areas of pharmaceutical manufacturing, quality and technical development, providing an important perspective to the Board and to management
■ More than 20 years in executive management positions in the pharmaceutical industry, including as a chief executive officer and as a senior executive of a large, multinational pharmaceutical company
■ Possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters
Meetings and Committees
During the year ended December 31, 2017, the Board of Directors held 14 meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board and the committees of the Board on which he or she served. Members of the Board of Directors are expected to attend and be present at the annual shareholders meeting and all incumbent directors attended the 2017 Annual Meeting.
The Board of Directors has determined that nine of the ten nominees (Dr. Baker, Mr. Brennan, Mr. Coughlin, Dr. Dunsire, Dr. Friedman, Mr. Mollen, Dr. Nader, Ms. Reinsdorf, and Dr. Rummelt) are "independent directors" as that term is defined under the Nasdaq Stock Market Listing Standards and the SEC rules and regulations. In 2017, the Board of Directors met in executive session where only the independent directors were present without any members of Alexion's management, including during a majority of the four regularly scheduled meetings.
Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.
Our Board of Directors has 4 standing committees. In 2017, the Board engaged a third party to conduct a review of its composition and its structure. As a result of the review, the Board decided to reduce the number of standing committees from 6 to 4 committees. The Board dissolved the Strategy and Risk Committee and the Quality Compliance Committee. The oversight responsibilities for each committee were allocated to the Board or to another committee of the Board. A description of each standing committee is provided below. Each committee operates pursuant to a charter that has been approved and adopted by our Board of Directors. Each committee charter is posted on our website, www.alexion.com, under the “Corporate Governance” subsection of the “Investors” section.

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All members of each standing committee are independent. During 2017, Mr. Brennan did not serve on any standing committee of the Board during his service as Interim CEO. Upon Dr. Hantson's appointment as Chief Executive Officer on March 27, 2017, the Board determined that Mr. Brennan was independent and he was appointed to the same standing committees on which he previously served.

Audit and Finance
The Audit and Finance Committee reviews the internal accounting procedures of Alexion, consults with our independent registered public accounting firm and reviews the services provided by the independent registered public accounting firm. The Audit and Finance Committee oversees and assesses risks related to financial statements, accounting and financial reporting processes, internal controls, the independence and qualifications and performance of the Company’s independent registered public accounting firm, and other finance-related matters including but not limited to the Company’s tax strategy, capital structure and financing strategy and significant capital investments. The Committee oversees that management has established, documented, maintained and periodically re-evaluates its ethics and compliance program. The Committee also provides Board oversight of the Company's enterprise risk management program. Our Board of Directors has determined that Mr. Coughlin is an "audit committee financial expert" as that term is defined under the Nasdaq Stock Market Listing Standards and the SEC rules and regulations.

Current Members (all independent):
Mr. Coughlin (Chair)
Mr. Mollen
Dr. Nader
Mr. Parven
Ms. Reinsdorf

No. of Meetings during 2017:
12

Charter:
http://www.alexion.com/documents/audit_finance_Comm_charter

Leadership and Compensation
The Leadership and Compensation Committee assists the Board in oversight and risk evaluation for executive level talent management and succession planning, determines and approves compensation of our chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. For more information on the responsibilities and activities of the Leadership and Compensation Committee, including the committee's processes for determining executive compensation, see the Compensation Discussion and Analysis below in this proxy statement.

Current Members (all independent):
Mr. Mollen (Chair)
Ms. Burns
Mr. Coughlin
Mr. Parven
Ms. Veneman

No. of Meetings during 2017:
6

Charter:
http://www.alexion.com/documents/leadership_comp_comm_charter

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Nominating and Corporate Governance
The Nominating and Corporate Governance Committee reviews and recommends new directors to the Board of Directors, establishes the necessary Board committees to provide oversight to Alexion, and makes recommendations regarding committee membership. The Committee oversees risks related to director independence, board succession and corporate governance.

Current Members (all independent):
Ms. Veneman (Chair)
Dr. Baker
Ms. Burns
Dr. Friedman
Dr. Rummelt

No. of Meetings during 2017:
6
Charter:
http://www.alexion.com/documents/nom_corp_gov_comm_charter

Science and Innovation
In July 2016, the Board of Directors established the Science and Innovation Committee to provide leadership and guidance concerning the research, development and technology aspects of Alexion's business. The Committee provides advice as to scientific and medical aspects of transactions that require Board approval. The Committee also advises the Board on risks related to Alexion's research and development activities, its pipeline and technology.

Current Members (all independent):
Dr. Baker (Chair)
Mr. Brennan
Dr. Friedman
Dr. Nader
Dr. Rummelt

No. of Meetings during 2017:
4

Charter:
http://www.alexion.com/documents/science_innov_comm_charter

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	17

Corporate Governance
We strive to maintain strong corporate governance practices that protect and enhance accountability for the benefit of Alexion and all of Alexion's shareholders. We regularly review and continually refine our governance practices and policies to align with evolving practices and issues raised by our shareholders. We believe that our corporate governance structure, with its strong emphasis on Board independence and strong Board and committee involvement, provides sound and robust oversight of management.
Our Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Alexion's organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, modifies the guidelines to reflect current good governance practices and policies.
Alexion's Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Ethics and Business Conduct described below may be found in the Corporate Governance section of the Investors section of our website at www.alexion.com or in print upon written request to ATTN: Investor Relations, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510.
We believe part of effective corporate governance includes active engagement with our shareholders. We value the views of our shareholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as business strategy, capital allocation, corporate governance, and executive compensation.
This section describes key corporate governance facts about our Company and practices that we have adopted.
Process for Selecting Nominees and Shareholder Nominations
The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by Nominating and Corporate Governance Committee members and other Board members, management, our shareholders, third party search firms, and any other appropriate sources. If a shareholder submits a nominee, the Nominating and Corporate Governance Committee will evaluate the qualifications of such shareholder nominee using the same selection criteria the committee uses to evaluate other potential nominees.
Our Bylaws contain provisions addressing the process by which a shareholder may recommend a person for consideration as a nominee for director at an annual meeting. A shareholder must give timely notice of the nomination in proper form, including a completed and signed questionnaire, representation and agreement required by Alexion's Bylaws and timely updates and supplements relating to the nomination.
Shareholder Nominations Not for Inclusion in Alexion's Proxy Statement. To nominate a director for consideration at an annual meeting, a nominating shareholder must provide the information required by our Bylaws and give timely notice of the nomination to our Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To be timely, assuming the date of the 2018 Annual Meeting is not more than 30 days before or more than 60 days after the anniversary of the 2018 Annual Meeting, a shareholder’s notice and recommendation must be received

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	18

no earlier than the close of business on November 29, 2018, and not later than the close of business on December 29, 2018.
In addition, to be considered timely, a shareholder’s notice must further be updated and supplemented, if necessary, so that the information provided or required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be delivered to our Corporate Secretary at our principal executive offices not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.
Our Bylaws provide that a shareholder's advance notice of a nomination must contain the following information for each person whom the shareholder proposes to nominate for election or reelection to the Board: (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) a detailed description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the prior three (3) years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K, (3) a completed and signed questionnaire, provided by the Corporate Secretary upon written request, with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, and (4) a written representation and agreement, provided by the Corporate Secretary upon written request, that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a Voting Commitment) that has not been disclosed to Alexion or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Alexion with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in accordance with our Bylaws, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Alexion publicly disclosed from time to time, and (d) will abide by the requirements of the director voting provisions of our Bylaws. In addition, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as an independent director or that could affect a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	19

In addition, our Bylaws provide that to be in proper form, a shareholder’s notice must set forth, with respect to the shareholder, beneficial owner and their respective affiliate or associate acting in concert, giving notice of the nomination: (1) the name and address of the shareholder, as they appear on our books, or such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert, (2) (a) the class or series and number of shares of Alexion which are, directly or indirectly, owned beneficially and of record by such shareholder, beneficial owner and their respective affiliates or associates or others acting in concert, (b) any "derivative instrument" directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any class or series of shares of Alexion, (d) any "short interest" involving such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (e) any rights to dividends on the shares of Alexion owned beneficially by such shareholder that are separated or separable from the underlying shares of Alexion, (f) any proportionate interest in shares of Alexion or "derivative instruments" held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of Alexion's shares or "derivative instruments," (h) any significant equity interests or any "derivative instruments" or "short interests" in any principal competitor of Alexion held by such shareholder, and (i) any direct or indirect interest of such shareholder in any contract with Alexion, any affiliate of Alexion or any principal competitor of Alexion, and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
You may write to our Corporate Secretary at our principal executive office - Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510, ATTN: Corporate Secretary - to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for nominating director candidates pursuant to our Bylaws. The Company's corporate headquarters will relocate in July 2018 to 121 Seaport Boulevard, Boston, MA 02210.
Shareholder Nominations Under Proxy Access Bylaw. Our Bylaws provide that under certain circumstances, a shareholder, or group of up to 20 shareholders, who have maintained continuous ownership of at least three percent of our common stock for at least three years, may nominate and include a specified number of director nominees in our annual meeting proxy statement.
The number of shareholder-nominated candidates appearing in our annual meeting proxy statement cannot exceed the greater of 20% of the number of directors then serving on the Board and two directors. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. The following persons will be considered shareholder-nominated candidates and counted against the 20% maximum: (i) shareholder-nominated candidates that the Board determines to include in the Company’s proxy materials as Board-nominated candidates, (ii) any shareholder-nominated candidate that is subsequently withdrawn, and (iii) any director who had been a shareholder-nominated candidate at any of the two preceding annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board. Nominating shareholders are required to provide a list of their proposed nominees in rank order. If the number of shareholder-nominated candidates exceeds 20%, the highest ranking qualified individual from the list proposed by

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	20

each nominating shareholder, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, will be selected for inclusion in the Company proxy materials until the maximum number is reached. If the maximum number of shareholder-nominated candidates is not reached after the highest ranking qualified individual has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.
Requests to include shareholder-nominated candidates in the Company’s proxy materials must be received no earlier than 120 days and no later than 90 days before the anniversary of the date that we Company issued our proxy statement for the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders is more than 30 days before or later than the first anniversary of the previous year’s annual meeting of shareholders, we must receive the request not later than the close of business on the earlier of (i) the 60th day prior to the date we issue our proxy statement in connection with such annual meeting of shareholders or (2) the 10th day after public announcement of the date of such annual meeting of shareholders is first made. The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.
Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.
Director Criteria, Qualifications and Experience; Diversity
We are committed to diversified Board membership and we seek nominees who represent a range of viewpoints, backgrounds, skills, experience and expertise, both within and outside our industry. The Nominating and Corporate Governance Committee evaluates candidates identified from a number of sources and reviews Board composition regularly. The Board expects each of our directors to have personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of our Board.
The Nominating and Corporate Governance Committee is responsible for advising our Board on diversity, including gender, ethnic background, country of citizenship and professional experience and it seeks to recommend diverse nominees for the Board. The committee assesses the effectiveness of its responsibilities concerning diversity at least once each year, and takes action as warranted. Our Board is diverse, and our nominees reflect a Board of diverse gender, age, skills, experiences and points of view. Our Board believes that diversity enhances the overall effectiveness of our Board by presenting different perspectives inside the boardroom and to management, and we encourage diversity within all levels of

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	21

our global organization. Although the Nominating and Corporate Governance Committee does not maintain a formal diversity policy, the committee considers diversity in its determinations.
Board Refreshment and Evaluations
We have been deliberate in our approach to succession planning and Board refreshment. In 2017 and 2018, we appointed four additional independent directors. Eight of the Board's nine independent directors have tenure of less than four years on the Board. The appointments in 2017 and 2018 bring significant biopharmaceutical experience to the Board, including three current or former chief executives. The Board believes that its current composition aligns with the Company's re-focused strategy announced in 2017.
The Nominating and Corporate Governance Committee and the Board are committed to maximizing Board effectiveness, which requires periodic assessments and regular dialogue, both during and outside of meetings.
Regular evaluations are an important tool in determining continued tenure. Our Nominating and Corporate Governance Committee oversees an annual assessment of the effectiveness of each Committee and the Board. Our Board and each Committee complete written evaluations to evaluate its own performance on an annual basis. Directors discuss the results of these evaluations during Committee meetings and in executive sessions of the Board. Our directors have demonstrated their willingness to refresh the Board and to conduct open and honest evaluations of its performance.
Board Leadership Structure
We have chosen to separate the roles of Chairman of the Board and Chief Executive Officer. The Board believes that separating the roles is the most appropriate structure for Alexion. The Board believes that an independent chairman enables the Board to more effectively and objectively monitor the performance of Alexion, the CEO and management. By separating the positions, the Board believes that Dr. Hantson can devote his attention to executing the Company's strategy while Mr. Brennan can take responsibility for leading the Board.
By appointment of the Board, Mr. Brennan has served as the independent Chairman of the Board since May 2017. The Board’s existing leadership and Board structure enable strong independent oversight, and the Board has been significantly refreshed. From Alexion's inception in 1992 until October 2014, Alexion had an independent Chairman and separated the positions of Chairman and CEO. In October 2014, Alexion's then current CEO, Dr. Leonard Bell, Alexion's principal founder and CEO from 1992 - 2015, assumed the role of Chairman immediately following the sudden death of the Board's then serving Chairman. At the same time as Dr. Bell's appointment to Chairman, the Board appointed a lead independent director. Dr. Bell retired as CEO in April 2015 and again the roles of CEO and Chairman were separate. Dr. Bell retired from the Board in May 2017 and since such time, Alexion has again had an independent Chairman.
Board's Role in Risk Oversight
The Board has ultimate responsibility for overseeing Alexion's risk management processes including effective oversight of management. The Board and each committee of the Board oversees material company risks within their areas of general oversight, as described above under "General Information About the Board of Directors." The Audit and Finance Committee evaluates management's processes for reviewing, refreshing and modifying its enterprise risk management system and processes, and reviews with management and external advisors the identification, prioritization and management of risks, the

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	22

accountabilities and roles of the company functions involved with enterprise risk management, the risk portfolio and the corresponding actions implemented by management. The Strategy and Risk Committee formerly performed these oversight responsibilities. In 2017, as part of an overall review of its structure and composition, the Board dissolved the Strategy and Risk Committee and consolidated such responsibilities with the Audit and Finance Committee. The standing committees of the Board regularly inform the full Board of Alexion's most significant risks and how these risks are managed.
The Board believes it is important to align Alexion's strategic priorities with the Company's risk management program. The Board executes its oversight and decision-making responsibilities as the Company's strategic priorities and risks evolve with the business and external conditions. Alexion is committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation.
Board's Role in Strategy
The Board oversees that management has established and periodically re-evaluates a corporate strategic plan. Our strategic planning process is dynamic and evolves throughout any given year, culminating in a review and approval of the proposed plan by the full Board at least annually. Following approval of the strategic plan, the Board regularly receives updates from management concerning implementation of the plan. The Science and Innovation Committee also reviews on a regular basis the scientific and medical aspects of specific proposed transactions or opportunities, and supports and advises management as it deems appropriate. The Board is regularly informed of factors affecting our implementation of our strategic plan, including our performance and progress against the plan, enterprise risks, and the impact of industry and global developments. The Strategy and Risk Committee formerly supported the Board with respect to the strategic planning process. In 2017, as part of an overall review of its structure and composition, the Board dissolved the Strategy and Risk Committee and assumed the committee's work for the strategic planning process.
Succession Planning
An important responsibility of the Board and the CEO is to ensure long term continuity of leadership. Our senior executives discuss future candidates for leadership positions at all levels within Alexion's global organization. The Board and its committees review and discuss leadership succession plans, leader development and organizational capabilities across all functions of the Company. We consider succession planning to be an important factor in managing the long term planning and success of our business.
Corporate Responsibility
Corporate responsibility is at the core of Alexion’s mission to transform the lives of patients with rare diseases. In 2017, the Nominating and Corporate Governance Committee assumed responsibility for assisting in the development of and recommendation to the Board of policies and management systems for environmental, health, safety and social responsibility matters. We believe that corporate responsibility will benefit all of our stakeholders, including our employees, patients, physicians and communities.

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Code of Ethics and Business Conduct
We have adopted a code of ethics that applies to directors, officers and employees of Alexion and its subsidiaries and complies with SEC rules and regulations and the listing standards of the NASDAQ Global Select Market. The Alexion Pharmaceuticals, Inc. Code of Ethics and Business Conduct (Code) is located on our website at http://www.alexion.com/documents/alexion_Code_of_ethics. Our directors, officers and employees are required to comply with the Code. The Code is intended to focus our directors, officers and employees on individual ethical and professional accountability to ensure they follow appropriate standards and comply with legal requirements concerning Alexion's business. The Code covers areas of professional conduct relating to individual's service to Alexion, including conflicts of interest, ethical conduct, anti-bribery and anti-corruption, gifts, workplace matters, and oversight of ethics and compliance by employees of the Company. We will disclose any future amendments to the Code, or waivers from a provision of the Code to any executive officer or director, on our website as promptly as practicable, as may be required under applicable laws, rules and regulations of the SEC and Nasdaq.

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Executive Compensation

LETTER FROM THE LEADERSHIP AND COMPENSATION COMMITTEE CHAIR

Dear Fellow Shareholders:

2017 was a year of extraordinary leadership change at Alexion. After a comprehensive search, we are excited to have Ludwig Hantson as Alexion’s new CEO and Paul Clancy as Alexion’s new CFO. In addition to Dr. Hantson and Mr. Clancy, we also recruited several other senior executives, including a new Chief Commercial Officer, Chief Human Resources Officer, Head of R&D, Chief Compliance Officer and General Counsel. The new management team possesses the deep market experience and proven skills necessary to manage a dynamic and high-performance global organization such as Alexion. Under Dr. Hantson’s leadership, the members of this team will be responsible for driving the next phase of growth and innovation for Alexion and creating long-term value for our shareholders. Despite significant change in 2017, the Company, under its new leadership team, remained focused on its performance, executed on its operational plan, and delivered strong financial results.
The Committee remains committed to a pay-for-performance philosophy that ties compensation to the achievement of the Company’s short- and long-term financial, operational and strategic objectives that ultimately drive the creation of sustainable shareholder value. Our shareholders overwhelmingly supported the Company’s annual “say-on-pay” resolution last year and the Committee views the level of support as strong affirmation of our compensation philosophy and approach. We value the views of our shareholders and strive to maintain a compensation program that is responsive to shareholder expectations.
At the time the Committee set 2017 objectives, the Company was experiencing significant transition. David Brennan, director, was serving as Interim CEO while the Board undertook a CEO search. The Company had previously announced a material weakness in its internal controls over financial reporting. During this challenging period, the Board sought to focus management and employees on maintaining strong corporate performance and remediating the material weakness. The Committee, in close consultation with the full Board, believed that 2017 objectives should focus the Company on clear, achievable objectives that could be owned by a new CEO and would be consistent with the expectations we seek to establish with our shareholders, such as financial guidance. The 2017 objectives were informed by the regular feedback from our shareholders, including the feedback provided during this challenging period in early 2017. 2017 objectives were established to measure strong commercial performance, improved operating margins, receipt of marketing approval of Soliris for the treatment of gMG, and progress advancing the ALXN1210 program.
As discussed in greater detail in the Compensation Discussion and Analysis, we fulfilled our commitment to implement several key changes in 2017 and will be incorporating additional best practice features into our 2018 program. The evolution of key aspects of our annual compensation program and our focus on continuous improvement over the last three years is summarized in the table below:

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	2016	2017	2018
Annual Incentive Plan: From 100% Subjective to 65% Formulaic Goals	• 100% subjective	• 50% formulaic and based on financial metrics • 50% qualitative and based on strategic goals	• 65% formulaic and based on financial metrics • 35% qualitative and based on strategic goals
Annual Incentive Plan: Reduction in maximum leverage from 300% to 200%	• 300% of target for CEO and direct reports • 200% for others	• 200% of target for all participants	• 200% of target for all participants
Long-Term Incentive Mix: From 25% PSUs to 65% PSUs; Options Eliminated	• Options - 50% • RSUs - 25% • PSUs - 25%	• Options - 20% • RSUs - 30% • PSUs - 50%	• Options - 0% • RSUs - 35% • PSUs - 65%
Performance Period and Vesting for Operational and R&D PSUs: From a 1-year performance period with 3-year ratable vesting, to a 3-year performance period with 3-year cliff vesting	• 1-year goals • 3-year ratable vesting	• 1-year goals • 3-year ratable vesting	• Pre-established 3-year goals • 3-year cliff vesting • Replace non-GAAP EPS with non-GAAP Operating Margin to further diversify the metrics
PSUs: Reduction in maximum leverage from ~900% to 300%	• Max operational PSUs – ~450% of target • Max R&D PSUs – ~450% of target	• Max operational PSUs – 250% of target • Max R&D PSUs – 100% of target	• Max operational PSUs – 240% of target • Max R&D PSUs – 60% of target
Governance Enhancements	• Eliminated single-trigger vesting on a change-in-control • Eliminated legacy Section 280G gross-up entitlements

We invite you to read our Compensation Discussion and Analysis that follows for further information on our executive compensation philosophy and decisions. As we position Alexion for continued success as one of the world’s most innovative biopharmaceutical companies, we expect our compensation programs to support and reinforce our strategy, secure our talent, and drive shareholder value creation.
Thank you for your support and we look forward to maintaining ongoing dialogue.

Sincerely,
Jack T. Mollen
Chair
The Leadership and Compensation Committee

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	26

COMPENSATION DISCUSSION AND ANALYSIS
Who are the Named Executive Officers
This Compensation Discussion and Analysis section (CD&A) discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table”, referred to as our named executive officers (NEOs). For 2017, they are:

Name	Position	Start Date
Ludwig N. Hantson, Ph.D.	Chief Executive Officer	March 27, 2017
Paul J. Clancy*	Executive Vice President and Chief Financial Officer	July 10, 2017
Julie O’Neill	Executive Vice President, Global Operations	February 1, 2014
John B. Moriarty	Former Executive Vice President and General Counsel	December 10, 2012
Brian M. Goff	Executive Vice President and Chief Commercial Officer	June 1, 2017
*Mr. Clancy joined Alexion on July 10, 2017, and assumed the responsibilities of Chief Financial Officer on July 31, 2017.

In addition, as required by SEC rules, certain former executives who separated from the Company during 2017 are also considered “named executive officers” and they are: (i) Mr. David R. Brennan – former Interim Chief Executive Officer, (ii) Mr. David J. Anderson - former Chief Financial Officer, (iii) Dr. Martin Mackay – former Executive Vice President and Global Head of Research and Development, and (iv) Ms. Clare Carmichael – former Executive Vice President and Chief Human Resource Officer.
Mr. Moriarty left the Company in February 2018. Ms. Ellen Chiniara assumed the responsibilities of Executive Vice President, General Counsel in February 2018. Prior to joining Alexion in January 2018, Ms. Chiniara was Senior Vice President and General Counsel of Alere Inc., a point-of-care diagnostics company, where she was responsible for all legal, compliance, and government affairs matters. Prior to Alere, Ms. Chiniara served as Associate General Counsel for Serono’s Neurology division and as General Counsel for Internet Healthcare Group. Ms. Chiniara received her J.D. from Stanford University’s School of Law and her Bachelor's Degree from Bryn Mawr College.
2017 was a year of extraordinary leadership transition at Alexion. As reflected in the table above, with the exception of our Executive Vice President, Global Operations, Alexion’s current senior management team consists of newly appointed executive officers. The new management team possesses deep market experience and proven skills necessary to manage a dynamic and high-performance global organization such as Alexion. Under the leadership of Dr. Hantson, the members of his team will be responsible for driving the next phase of growth and innovation for Alexion and creating long-term value for our shareholders.
Executive Summary
Alexion’s executive compensation program is designed to attract, retain, incentivize and reward performance. The Leadership and Compensation Committee (for purposes of this CD&A, the “Committee”) seeks to deliver competitive compensation to help us retain and motivate our key talent, and to recognize our executives for their contributions to Alexion and our patients, and for the value they create for our shareholders.
2017 Performance Highlights

•	2017 total revenues of $3.551 billion, a 15 percent increase over 2016 and a 17 percent volume increase

•	2017 GAAP diluted EPS of $1.97 per share, a 12 percent increase over 2016; non-GAAP diluted EPS of $5.86 per share, a 27 percent increase over 2016

•	Non-GAAP Operating Margin of 45%; improvement of 200 basis points*

•	Continued double-digit volume growth of Soliris in 2017 despite rapid enrollment in ALXN1210 trials

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	27

•
Obtained marketing approval of Soliris for the treatment of patients with AchR Antibody-Positive Generalized Myasthenia Gravis (gMG) in the US, Germany and Japan, and launches underway in those countries

•	Strengthened Soliris patent portfolio

•	Executed workforce restructuring and R&D portfolio review to improve operating margins and position the Company to execute on its re-focused strategy

•	Four new independent Directors with deep biopharmaceutical experience appointed to Alexion’s Board of Directors in 2017 and 2018

* Note Regarding Non-GAAP Financial Measures - Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix A to this Proxy Statement.
2017 Leadership Changes

•	Ludwig N. Hantson, Ph.D. - Chief Executive Officer
On March 27, 2017, the Board of Directors appointed Dr. Hantson as Alexion's new Chief Executive Officer. Dr. Hantson had most recently served as President and CEO of Baxalta, a public company that was spun off from Baxter International, Inc. Dr. Hantson brings to Alexion a strong record of developing diverse rare disease pipelines and commercializing innovative and life-transformative therapies at industry-leading companies.
In connection with Dr. Hantson’s appointment, Alexion entered into an employment agreement with a three-year initial term subject to automatic one-year extensions, unless Alexion or Dr. Hantson provides a notice of non-extension prior to the end of the term. The key annual compensation elements contained in the employment agreement as well as a description of the equity awards granted in 2017 are as follows:

•	Annual Base Salary: $1,200,000 per year.

•	Annual Cash Incentive: Targeted at 120% of base salary, with the amount of the actual bonus to be determined by the Committee pursuant to the Company’s management incentive bonus program.

•
Long-Term Incentive Awards: Dr. Hantson’s employment agreement does not specify a target amount for annual equity. For 2017, Dr. Hantson was granted equity awards under Alexion's 2004 Incentive Plan of stock options valued at approximately $2.3 million, restricted stock units valued at approximately $3.4 million and performance share units valued at target at approximately $5.7 million. The award mix was the same as the Company’s annual equity awards (e.g., 50% performance share units).

Dr. Hantson’s total compensation opportunity is consistent with the peer group median (see page 36 for more information on the peer group). Although it is common industry practice and often substantial in size, Dr. Hantson did not receive any “sign-on” additional compensation in connection with his commencement of employment. Dr. Hantson's actual 2017 annual cash incentive was not prorated from his start date in recognition of the lack of any “sign-on” additional compensation, and was contingent on the achievement of the Company's 2017 objectives during a time of significant transition. For a detailed description of Dr. Hantson’s employment agreement terms, see Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements on page 51.

•	Paul J. Clancy - Chief Financial Officer
On July 31, 2017, Alexion appointed Mr. Clancy as our new Chief Financial Officer. Mr. Clancy most recently served as the Executive Vice President, Finance and Chief Financial Officer and a member of the Executive Committee of Biogen. Mr. Clancy is a highly seasoned CFO with deep experience in the biopharmaceutical industry. He brings extensive experience managing global organizations, executing successful financial and capital allocation strategies, and cultivating strong relationships with the investment community.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	28

In connection with Mr. Clancy’s appointment, Alexion entered into an employment agreement with a three-year initial term subject to automatic one-year extensions, unless Alexion or Mr. Clancy provides a notice of non-extension prior to the end of the term. The key annual compensation elements contained in the employment agreement as well as a description of the equity awards granted in 2017 are as follows:

•	Annual Base Salary: $900,000 per year.

•	Annual Cash Incentive: Targeted at 70% of base salary, with the actual amount of the bonus to be determined by the Committee pursuant to the Company’s management incentive bonus program.

•
Long-Term Incentive Awards: Mr. Clancy’s employment agreement does not specify a target amount of annual equity. For 2017, Mr. Clancy was granted equity awards under Alexion's 2017 Incentive Plan of stock options valued at approximately $1.2 million, restricted stock units valued at approximately $5.8 million and performance share units valued at target at approximately $3.0 million. Approximately $4.0 million of the $5.8 million of restricted stock units represented value foregone by Mr. Clancy under his compensation arrangements with Biogen. Of the remaining $6.0 million, $3.0 million was an inducement to join the Company and $3.0 million was an annual long-term incentive award delivered in a mix of awards consistent with that of annual awards for other senior executives (e.g. 50% performance share units).

Mr. Clancy also received a one-time sign-on wage advance of $500,000, subject to repayment if his employment terminates prior to July 10, 2019. We were able to recruit Mr. Clancy from Biogen with ongoing target annual compensation, as described above, less than his target annual compensation at Biogen. Buying out Mr. Clancy’s forfeited Biogen equity awards is consistent with industry practice and the inducement award was important to securing his acceptance of the offer. For a detailed description of Mr. Clancy’s employment agreement terms, see Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements on page 51.

•	Brian M. Goff - Chief Commercial Officer
On June 1, 2017, Alexion appointed Mr. Goff as our new Chief Commercial Officer. Mr. Goff most recently served as Chief Operating Officer and a member of the Board of Directors of Neurovance, Inc. Previously, Mr. Goff served as Baxalta’s Executive Vice President & President – Hematology Division ($3.5B in sales), from the time of the company’s spin-off from Baxter International Inc.
In connection with Mr. Goff’s appointment, Alexion entered into an employment agreement with a three-year initial term subject to automatic one-year extensions, unless Alexion or Mr. Goff provides a notice of non-extension prior to the end of the term. The key annual compensation elements contained in the employment agreement as well as a description of the equity awards granted in 2017 are as follows:
The key annual compensation elements of the employment agreement are as follows:

•	Annual Base Salary: $675,000 per year.

•	Annual Cash Incentive: Targeted at 70% of base salary, with the amount of the bonus to be determined by the Committee pursuant to the Company’s management incentive bonus program.

•
Long-Term Incentive Awards: Mr. Goff’s employment agreement does not specify a target equity value. For 2017, Mr. Goff was granted equity awards under Alexion's 2017 Incentive Plan of stock options valued at approximately $0.7 million, restricted stock units valued at approximately $1.5 million and performance share units valued at target at approximately $0.8 million.

Mr. Goff also received a one-time sign-on wage advance of $100,000, subject to repayment if his agreement terminates prior to June 1, 2019. For a detailed description of Mr. Goff’s employment agreement terms, see Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements on page 51.

For a description of the arrangements entered into with each of Messrs. Anderson, Moriarty, Dr. Mackay and Ms. Carmichael, see “Departures of Ms. Carmichael, Dr. Mackay, Mr. Moriarty and Mr. Anderson” below.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	29

Strength in Transition and Re-focused Strategy
In July 2017, Alexion redefined its Research & Development strategy to create greater efficiency and focus on its expertise in complement biology and core therapeutic areas. The Company aligned R&D investments and development efforts with its redefined strategy and de-prioritized certain programs. At the same time, the Company committed to build its pipeline by focusing on complement research and pursuing disciplined business development.
During 2017, Dr. Hantson made several key appointments to his leadership team, including Mr. Clancy as Chief Financial Officer, Mr. Goff as Chief Commercial Officer, as well as a Head of Research and Development, a Chief Human Resources Officer and a Chief Compliance Officer. In September the Company announced a workforce restructuring to align the organization with its re-focused strategy and to help position the Company for long-term financial and operational success. In addition, since September 2017, four independent directors with extensive biopharmaceutical experience have been appointed to the Board.
Despite significant change in 2017, the Company, under its new leadership team, remained focused on its performance, executed on its operational plan, and delivered strong financial results. See 2017 Performance Highlights above.
2017 Say-On-Pay Vote and Shareholder Engagement
The Committee and the Board carefully consider shareholder feedback, including feedback on our executive compensation program. Our management team, including our CEO , CFO and Head of Investor Relations, regularly interact with our shareholders throughout the year on many topics. Through these interactions, we gather and consider feedback from our shareholders on operational, governance and executive compensation matters. During 2017, we communicated with shareholders representing approximately 70% of the shares outstanding and held follow-up conversations with those that expressed interest.
At the 2017 Annual Meeting, approximately 96.8% of the votes cast on the advisory vote on executive compensation were in favor of Alexion's executive compensation as disclosed in the proxy statement. While shareholder feedback and voting for our executive compensation program are consistently positive, 2017 and 2018 changes to our program incorporate shareholder feedback, including (1) reducing the subjective component of our annual incentive plan, (2) increasing the performance share unit component of our long-term incentive program, (3) implementing 3-year cliff performance and vesting periods for our performance share units (also diversifying the performance metrics associated with these awards by replacing non-GAAP EPS with non-GAAP Operating Margin), and (4) further reducing the maximum that could be earned for the performance share units. See below - Key Changes to Compensation Program.
The Committee will continue to take into account the results of the advisory vote at the 2018 Annual Meeting, as well as direct shareholder feedback, when making executive compensation decisions in the future.
Key Changes to Compensation Program
Notwithstanding our strong 2017 say-on-pay support, we continue to improve our compensation program and be responsive to our shareholders. We undertook several transformational pay-for-performance and compensation governance enhancements to our compensation programs for 2017 and 2018. The compensation program best practices we have adopted over the past few years is summarized in the table below:

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	30

Change	2016	2017	2018
Annual Incentive Plan: From 100% Subjective to 65% Formulaic Goals	• 100% subjective	• 50% formulaic and based on financial metrics • 50% qualitative and based on strategic goals	• 65% formulaic and based on financial metrics • 35% qualitative and based on strategic goals
Annual Incentive Plan: Reduction in maximum leverage from 300% to 200%	• 300% of target for CEO and direct reports • 200% for others	• 200% of target for all participants	• 200% of target for all participants
Long-Term Incentive Mix: From 25% PSUs to 65% PSUs; Options Eliminated	• Options - 50% • RSUs - 25% • PSUs - 25%	• Options - 20% • RSUs - 30% • PSUs - 50%	• Options - 0% • RSUs - 35% • PSUs - 65%
Performance Period and Vesting for Operational and R&D PSUs: From a 1-year performance period with 3-year ratable vesting, to a 3-year performance period with 3-year cliff vesting	• 1-year goals • 3-year ratable vesting	• 1-year goals • 3-year ratable vesting	• Pre-established 3-year goals • 3-year cliff vesting • Replaced non-GAAP EPS with non-GAAP Operating Margin to further diversify the metrics
PSUs: Reduction in maximum leverage from ~900% to 300%	• Max operational PSUs – ~450% of target • Max R&D PSUs – ~450% of target	• Max operational PSUs – 250% of target • Max R&D PSUs – 100% of target	• Max operational PSUs – 240% of target • Max R&D PSUs – 60% of target
Governance Enhancements	• Eliminated single-trigger vesting on a change-in-control • Eliminated legacy Section 280G gross-up entitlements

Compensation Objectives and Key 2017 Compensation Actions.
The primary elements of our total direct compensation program and a summary of the actions taken by the Committee with respect to the 2017 compensation of our NEOs are set forth in the following table and are also described in further detail below.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	31

Compensation Component	Link to Business and Talent Strategies	2017 Compensation Actions
Base Salary (Page 38)	Competitive base salaries help attract and retain executive talent.
Base salary increases ranging from 3% - 14% were approved.
The 14% increase for Ms. O’Neill was the result of an annual increase of approximately 8% and an additional adjustment of approximately 6% later in the year to reflect her contributions during a critical business transition period

Annual Cash Incentive Compensation (Page 39)	Focus executives on achieving annual financial and strategic results.
    Annual cash incentive awards were earned above target at an average of 156.8% of target primarily due to strong Net Product Revenue and non-GAAP EPS performance and achievement of strategic objectives

Long-Term Equity Incentive Compensation (Page 42 )
    Annual equity-based awards consist of PSUs (50%), stock options (20%) and restricted stock units (30%)
    PSUs are earned based on achievement of operational and TSR goals that are key indicators of Company performance and creation of shareholder value.
    Stock options provide focus on stock price growth, and direct alignment with the interests of our shareholders.
    RSUs provide focus on stock price growth and serve our talent retention objectives.

    80% of the PSUs (all of the operational PSUs) granted in February 2017 were earned at 161.2% of target due to achievement of the revenue and non-GAAP EPS goals and an additional 70% of the target PSUs were earned based on achievement of the R&D milestones
    The remaining 20% of the PSUs granted in February 2017 may be earned at the end of a 3-year performance period subject to TSR performance measured against the S&P 500 Pharmaceuticals, Biotechnology, and Life Sciences Index, generally subject to continued employment
    Stock options and RSUs granted in 2017 vest over four years, with RSUs vesting in equal annual installments and stock options vesting 25% on the first anniversary of the grant date and 1/16th every three months thereafter, generally subject to continued employment
    Additionally, the 2015 TSR PSUs were based on the Company’s three-year TSR performance, from January 1, 2015 to December 31, 2017, relative to the median three-year TSR performance of the companies in the Nasdaq Biotechnology Index. The Company's TSR underperformed the Index by approximately -25%. As a result, no 2015 TSR PSUs were earned

Pay-For-Performance Summary
We believe that a significant portion of each executive's compensation should be variable and tied to the achievement of pre-established Company and/or individual performance metrics, or an increase in our stock price. Accordingly, we have designed our incentive programs with the goal of ensuring that actual realized pay varies above or below targeted compensation opportunities based on achievement of challenging and achievable performance goals and demonstration of outstanding commitment and contribution to our performance. The Committee measures performance using several corporate, business and individual measures, as more fully described below. The specific metrics that we use to measure our performance in evaluating and implementing our executive compensation program were selected because we believe that they are important to Alexion’s financial and operational success over the short- or long-term, as applicable.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	32

Due to the significant management transition, 2017 was not a full service year for most of our NEOs; accordingly, 2017 pay is not reflective of the normal annual compensation program. Because 2018 will be the first full calendar year with most of our new management team, our commitment to pay-for-performance is better represented by describing our 2018 targeted total direct compensation. Accordingly, the charts below illustrate the targeted total direct compensation mix we established for Dr. Hantson and the other NEOs for 2018. In general, we believe this type of mix of short- and long-term compensation components provides appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive shareholder value.
Importantly, 92% of the CEO's compensation is targeted as performance-based compensation, and on average, 83% for the other named executive officers is targeted as performance-based compensation.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	33

Compensation Practices - What We Do And Don't Do
Below is a description of some of our other compensation practices that further highlight our commitment to compensation governance and paying for performance:

What We Do		What We Do Not Do
✓	Hold an annual say-on-pay advisory vote for shareholders.	☒	Grant discount stock options.
✓	Engage independent outside compensation consultants and utilize market and industry data to ensure we compensate fairly and competitively, but not excessively.	☒	Provide excessive perquisites or benefits to executives.
✓	Mitigate undue risk-taking by using multiple performance metrics, imposing caps on payouts, employing clawback policy for cash and equity awards, and performing annual compensation risk assessment.	☒	Gross-up excise taxes upon a change in control.
✓	Use an appropriate mix of cash and non-cash compensation, with an emphasis on variable (at-risk) compensation.	☒	Reprice underwater stock options without shareholder approval.
✓	“Double trigger” accelerated vesting upon a change in control.	☒	Permit hedging or pledging of our stock.
✓	Set meaningful stock ownership and retention guidelines for the Chief Executive Officer and other executives.	☒	Permit hedging or pledging of our stock.

Executive Compensation Philosophy
The primary objective of Alexion's executive compensation programs is to attract, retain and incentivize the key executives necessary for Alexion's short- and long-term successful performance. As it relates to our executive compensation programs, the Committee views performance as operating, financial and strategic performance, return to shareholders and individual contributions.
The Committee considers and approves compensation programs based on our compensation philosophies, which include the following:

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	34

Attract, retain and incentivize
•    We are deeply committed to attracting and retaining industry-leading talented individuals
•    Well-designed compensation programs incentivize our employees to achieve rigorous corporate and individual objectives that are important to our business and success
•    Our executive compensation program should reinforce our succession planning processes

Pay for performance; align with shareholders
•    Performance is measured by operating and strategic performance, return to shareholders and individual contributions
•    We establish competitive opportunities to incentivize high performance and deliver greater rewards when corporate and individual performance exceed expectations and lower compensation when corporate or individual performance falls short
•    The interests of our executives are linked to those of our shareholders through ownership of Alexion stock and holding Alexion-based equity awards

Competitive with peer group
•    We believe that compensation paid by market peers matters
•    When we set targets, we evaluate the practices of our peers to validate that Alexion is competitive with other companies who compete with us for talent

Balanced combination of compensation elements
•    We strive for an appropriate balance between cash and equity incentives
•    The annual cash incentive is intended to motivate individuals to successfully execute on short-term operational and strategic objectives
•    Equity incentives are intended to focus executives on the long-term success of the organization, as well as, in the case of PSUs, the achievement of pre-established financial and operational performance metrics
•    Equity incentives serve as a critical retention vehicle for value-creating roles

Fair and consistent
•    We are committed to making the overall structure of our compensation programs similar across our global organization, taking into account level, geography and local considerations
•    We strive to develop compensation and reward opportunities for all employees based on responsibility and performance

Our Process
Key 2017 Compensation Decisions
As further described below, the Committee approved 2017 (i) base salaries, (ii) annual cash incentive targets, and (iii) LTI awards, including PSUs, stock options and restricted stock units in February 2017 for the NEOs employed at that time. During the course of the year, the Committee also entered into compensation arrangements for Dr. Hantson, and Messrs. Clancy and Goff in connection with their employment as CEO, CFO and Chief Commercial Officer, respectively. In February 2018, the Committee evaluated the Company’s achievement of the applicable performance metrics to make determinations of annual cash incentive awards for 2017 and the earning of the operational portion of 2017 PSUs. In the discussion below, references to the Chief Executive Officer or Chief Financial Officer, as applicable, refer to the individual who was then serving in that office.
Role of the Leadership and Compensation Committee
The Committee determines the compensation of Alexion's executive officers and approves and evaluates Alexion's compensation programs. The Committee makes its executive compensation decisions based on many factors, including:

•	Its review of corporate results against financial and strategic corporate objectives, assigning a performance rating versus 100% of target

•
An annual benchmarking exercise to obtain competitive market information and compare each executive's compensation to that of individuals in similar positions at Alexion's self-selected peer group of companies

•	The CEO's assessment of the performance of his direct reports measured against their objectives

•	The CEO's compensation recommendations for his direct reports

Role of Executives in 2017 Compensation Decisions

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	35

No NEO participated in discussions about or made recommendations with respect to his or her own compensation.
A small number of executives typically attended Committee meetings, including our CEO, CFO and Chief Human Resources Officer, or CHRO.
The CEO, with limited staff and management support, worked with the Committee and its compensation adviser to develop compensation recommendations for the NEOs other than himself. The CEO discussed his evaluation of the individual performance of the other NEOs. The Committee, however, was responsible for making all decisions regarding the compensation of the other NEOs.
The Committee was responsible for evaluating and determining the CEO's compensation and worked directly with the compensation adviser, as discussed below, with limited support from Alexion staff. The CEO was not present when the Committee discussed and approved his compensation.
Role of the Compensation Adviser
According to its charter, the Committee is authorized to retain and terminate consultants to assist it in any aspect of the evaluation of CEO or executive officer compensation, and to approve such consultant's fees and retention terms. The Committee also has authority to obtain advice from internal or external legal and other advisors. In 2017, the Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to advise the Committee as its compensation adviser.
FW Cook provided analysis, research, data, peer and other market information, survey information and program-design experience in evaluating and developing Alexion's compensation programs for executives as well as incentive programs. The compensation adviser also kept the Committee informed of market trends and developments. Representatives of FW Cook generally attended meetings of the Committee and communicated with the Committee Chairman between meetings. The Committee, however, made all decisions regarding the compensation of our executive officers.
The Committee assessed the independence of FW Cook, taking into account the relevant SEC and Nasdaq independence factors. The Committee believes that FW Cook is independent and that there are no conflicts of interest that would impact the advice the Committee received from the compensation adviser.
Assessing the Competitive Marketplace and Alexion's Peer Group
FW Cook assisted the Committee in its compensation decisions by, among other things, providing market compensation information reflecting the executive compensation practices and levels across similar positions and similar industry companies. FW Cook utilized compensation surveys to assess market information, including compensation surveys prepared by Willis Towers Watson and Radford. In addition, the Committee considered the pay and practices at a peer group of biotechnology and pharmaceutical industry companies when making executive compensation decisions.
How the Peer Group is Used
The Committee uses the peer group in the following ways:

•	As input to determine base salary, annual cash incentive target, awards actually paid and the approximate grant-date value and form of long-term incentive awards;

•	As input to determine total direct compensation;

•	As input for designing the compensation programs;

•	As input to develop the form and mix of equity awards;

•	To assess whether Alexion’s executive compensation programs are aligned with Company performance; and

•	To assess incentive plan burn rate, overhang and equity expense.
The peer group information is a key reference point for the Committee. The Committee compares the compensation of each NEO to similar positions within the peer group. The Committee also takes into account various factors such as the unique characteristics of the individual's position, and any succession and retention considerations. The Committee, however, does not adopt peer group compensation levels as strict boundaries when making its decisions, and will award amounts greater or lower than the peer group. The Committee chooses the level of opportunity and the mix of compensation elements to

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	36

determine total direct compensation opportunities in a way that it believes is the right level to incentivize exceptional performance.
Peer Group Selection Criteria
The Committee develops the peer group based on the criteria listed below, together with input from the compensation adviser. The Committee strives to select companies that are of similar size (revenues, market capitalization, number of employees), are organized like Alexion, and operate similarly (global presence, orphan disease focus). While the Committee endeavors to select peer companies that exhibit all criteria set forth below, it recognizes that it cannot develop a peer group in which all companies satisfy all criteria.

Consideration	Purpose
Recruiting	A peer company should operate in the biotechnology or pharmaceutical industry and should compete with Alexion for talent.
Annual Revenues	Generally, companies in the same industry with similar revenues to Alexion (between 0.3x and 3x Alexion revenues) are operating businesses of a similar commercial complexity.
Market Capitalization
Generally, companies with market capitalizations in the same industry as Alexion’s (between 0.3x and 3x Alexion's market capitalization) are established, mature businesses that have expected revenue growth and anticipated pipeline achievements.

Global Presence	A peer company should conduct global commercial operations. We look at the percent of revenues attributed to non-U.S. sales and consider companies with worldwide operations.
Number of Employees	The number of individuals employed by a peer company tends to be a reflection of the organization’s operational complexity. We target between 1,000 and 9,000 employees.
Orphan Disease Focus	A peer company should be focused on the development and commercialization of therapeutic products for rare diseases.

FW Cook and the Committee reviewed the list of companies identified using the above parameters to determine which companies are most similar to Alexion. The lack of similarity of a peer company to Alexion with respect to any single factor stated above is not by design, but rather because there is not a sufficient number of companies that are similar to Alexion with respect to such factor. For example, not all companies in Alexion's peer group have a rare disease focus. The Committee believes that it is not possible to eliminate differences entirely and recognizes the possibility that shifts in Alexion's peer group selection could influence executive compensation decisions. Additionally, given Alexion’s global complexity, success in hiring top industry talent and relatively high market capitalization to revenue ratio, the Committee believes that it would be detrimental to the Company and shareholders to focus primarily on any one factor, such as revenues, when selecting peer companies.
Peer Group
The Committee and FW Cook also analyzed the peer group it used in 2016, evaluating it in light of past and anticipated industry consolidations. The Committee considered each company in the 2016 peer group and 15 additional companies in its review. One company from the existing peer group of 16 was removed due to M&A (Actavis and Allergan, each a 2015 peer, merged into one company) and the removal of one peer (Valeant) due to low market cap to revenue ratio and uncertainty around asset sales. The Committee also decided to add one new company, Medivation, Inc., to better balance the overall size of the peer group. As a result of these changes, the peer group that was used for 2017 compensation decisions was decreased to 15, with all but two reporting revenues outside the U.S.
The peer group used by the Committee as one factor when it determined 2017 base salaries, targets for annual cash incentive awards, and LTI awards included the following 15 companies:

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	37

AbbVie	BioMarin Pharmaceutical, Inc.	Medivation, Inc.
Alkermes	Celgene Corporation	Regeneron Pharmaceuticals, Inc.
Allergan plc (formerly Actavis)	Gilead Sciences, Inc.	Shire plc
Amgen	Incyte Corporation	United Therapeutics Corporation
Biogen Inc.	Jazz Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.

Elements of 2017 Named Executive Officer Compensation
As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Committee evaluates Alexion's performance for the prior year by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the Committee and the Board for that year. To assist in the determination of (a) 2017 base salaries, (b) 2017 targets for annual cash incentives, and (c) the target value of 2017 LTIs, including PSUs, the Committee evaluated Alexion's 2016 performance in February of 2017. Annual cash incentive awards for 2017 for the NEOs were determined in February 2018, following the Committee's and Board's assessment of 2017 performance.
Base Salaries
Base salary represents a secure, fixed component of an executive's compensation. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries are evaluated annually for possible merit increases and take into account an annual review of marketplace competitiveness as compared to the peer group. The Committee believes that the merit and other increases approved for 2017 base salaries for the NEOs reflect market competitiveness.
Consistent with previous annual base salary evaluations, the Committee determined that if merit increases are appropriate, 2017 base salaries for the NEOs should be within approximately 10% of the market median of Alexion's peer group.
The merit increases in base salary for Mr. Moriarty, Dr. Mackay and Ms. Carmichael detailed in the table below were approved by the Committee in February 2017 to achieve this desired level. Ms. O’Neill’s base salary increase reflects market competitiveness and her increased responsibilities as part of the new management team. The base salaries of the other NEOs were not increased in 2017.
Base salaries for Mr. Brennan and Mr. Anderson were set at levels that provided a competitive level of total direct compensation. Mr. Brennan was appointed Interim CEO in December 2016 and the Committee believed that, in light of the December 2016 CEO transition and Mr. Brennan's interim role, it was important to provide fixed, guaranteed compensation during the period of service. Mr. Anderson was also appointed in December 2016 and the Committee endeavored to deliver competitive and fixed compensation to Mr. Anderson in light of the expectation that a permanent CEO would be appointed in the first half of 2017.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	38

Named Executive Officer	2016 Base Salary (1)	2017 Base Salary(1)	% Change
Ludwig Hantson	N/A	$1,200,000	N/A
Paul Clancy	N/A	$900,000	N/A
Julie O’Neill (2)	€484,000	€552,000	14.0
John Moriarty	$604,000	$628,004	4.0
Brian Goff	N/A	$675,000	N/A
David Brennan (3)	$6,000,000	$6,000,000	—
David Anderson (3)	$4,550,000	$4,550,000	—
Martin Mackay	$693,000	$714,000	3.0
Clare Carmichael	$590,000	$607,000	2.9
(1) Amounts represent the executive's annual base salary as approved by the Committee. Amounts may not reflect actual earnings, which are prorated for employment during the year.
(2)   The 14% increase for Ms. O'Neill was the result of an annual increase of approximately 8% approved by the Committee in February 2017 and an additional adjustment of approximately 6% approved later in the year to reflect her additional responsibilities.

(3) Unlike other NEOs, Mr. Brennan's total direct compensation does not include LTIs or annual cash incentives given the transitional nature of his role. Mr. Anderson's 2017 compensation did not include an annual cash incentive award for the same reason.

Annual Cash Incentive Awards
For each of the NEOs (other than Mr. Brennan and Mr. Anderson), the Committee established annual cash incentive targets as a percentage of base salary for 2017.
We pay annual cash incentive awards to drive the achievement of strong annual performance. The Committee endeavors to deliver a meaningful portion of cash compensation in the form of performance-based annual cash incentives. The Committee believes that doing so is critical because the opportunity for a meaningful cash award will, together with strong management and accountability, drive executives to individually and collectively achieve and exceed Alexion's annual objectives.
The Committee established the following annual cash incentive targets as a percentage of base salary for 2017. Under the annual cash incentive awards, 50% of target is payable if threshold performance is achieved and a maximum of 200% of target is payable for achieving the highest level of performance:

Named Executive Officer	2017 Target Cash Incentive as Percent of Base Salary	2017 Target Cash Incentive
Ludwig Hantson	120%	$1,440,000
Paul Clancy (1)	70%	$290,770
Julie O’Neill	70%	€386,400
John Moriarty	70%	$439,603
Brian Goff (1)	70%	$267,144
David Brennan (2)	N/A	N/A
David Anderson (2)	N/A	N/A
Martin Mackay	70%	$499,800
Clare Carmichael (2)	70%	$424,900
(1) The annual cash incentive awards for each of Messrs. Clancy and Goff and Dr. Mackay were prorated. Dr. Hantson's annual cash incentive award was not prorated.
(2) Ms. Carmichael left the Company during 2017 and did not receive a 2017 annual cash incentive award. Neither Mr. Brennan nor Anderson was eligible to receive an annual cash incentive.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	39

As discussed in the Committee Chairman’s letter, the Committee determined the 2017 annual cash incentive awards for our named executive officers using the following framework:
50% Weighted Funding
Based on the applied framework, the Committee determined that Financial Performance was achieved at a level of 151.4% and Strategic Performance was achieved at a level of 162.2%. Because Financial Performance and Strategic Performance were each weighted 50% by the Committee, overall funding for annual cash incentives was determined to be 156.8%.
2017 Financial Performance
Fifty percent of the annual cash incentive was formulaic and consisted of financial objectives. For 2017, the financial performance measures used by the Committee were Net Product Revenue for each of Soliris, Metabolic products and Corporate (collectively weighted 65%) and non-GAAP EPS (weighted 35%). See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results. The Committee selected the following target levels to align with our 2017 objective of driving both top line and bottom line performance.

A substantial portion of our revenue is from Soliris sales and our commercial success is heavily dependent on the success of Soliris. The Company also seeks to diversify its corporate revenues and has focused on growth of its Metabolic products. Therefore, the Committee selected these revenue measures to incentivize our employees to both (1) grow Soliris revenues at rates consistent with expectations we have established with our shareholders, and (2) accelerate growth of our Metabolic revenues to among other things diversify corporate revenue. The Soliris and Metabolic revenue measures were equally weighted, which the Committee considered important to maintain the appropriate level of focus by the employees directly responsible for Soliris and Metabolics, and more broadly within the Company. The Committee also believes that corporate revenues and non-GAAP EPS are given significant weight by our shareholders when assessing Company performance and should be a primary focus in the annual cash incentive plan.

Goal	Performance Range			2017 Results	% of Target Performance	% of Target Funding
	Threshold	Target	Maximum
Net Product Revenue - Soliris (15%)	$2.757B	$3.063B	$3.369B	$3.109B	101.5%	115%
Net Product Revenue – Metabolics (15%)	$349M	$388M	$427M	$404M	104.1%	141.2%
Net Product Revenue – Corporate (35%)	$3.209B	$3.450B	$3.726B	$3.513B	101.8%	122.8%
Non-GAAP EPS (35%)	$4.62	$5.13	$5.64	$5.81	113.3%	200%
Financial Performance Funding:						151.4%
50% Financial Performance Funding:						75.7%
The amounts reported in the table above are provided on constant currency basis.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	40

2017 Strategic Performance
The 2017 strategic performance measures covered core aspects of Alexion's business. The measures and weightings were defined at the beginning of the year. The goals were detailed and granular, and structured to drive performance to achieve specific milestones that had been identified as integral to Alexion's operations. The Committee believed that these objectives were set at targets and levels that require exceptional cross-functional performance and execution to achieve but were achievable for the organization, and particularly for a new CEO, who had not yet been hired. The Committee believed that a new CEO could own the objectives and significantly contribute to their achievement. The Committee also believed that delivering on the strategic objectives in 2017 would create long-term shareholder value and position Alexion for its next stage of growth. The Committee included an operating margin measure because our shareholders had emphasized higher operating margins for 2017. Operating margin was used as a strategic objective in 2017 primarily because it was used as a measure for the first time in the Company's compensation program but in 2018, the Committee included it as a formulaic measure in the program. At the end of the year, the Committee assessed performance against these goals, and noted that the strategic performance funding was relatively aligned with the financial performance funding.

Strategic Objectives (1)	Weight	% of Target Funding
Research and Development
Regulatory approval for Eculizumab in Refractory Generalized Myasthenia Gravis (gMG) in the U.S., EU and Japan,	20%	200%
ALXN 1210
Achieve multiple enrollment targets in Phase 3 studies for PNH and aHUS; achieve first patient treated in PNH Switch Study	20%	150%
Culture and Talent
Realignment/restructuring of organization with corporate strategy	20%	200%
Strengthen Business Processes
Strengthen our business processes and our compliance, legal and finance controls through an integrated approach to transformation	20%	100%
Operating Margin
Achieve pre-defined 2017 Operating Margin Percentage	20%	161%
Strategic Performance Funding:		162.2%
50% Strategic Performance Funding:		81.1%

Other than operating margin (actual performance was 45%, a 200 basis point improvement from 2016), we have not disclosed the specific target numbers or actual performance against the strategic objectives. We believe that disclosing such detail will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our long-term strategic plan and financial objectives.
Determination of 2017 Annual Cash Incentive Awards
Based on the achievement of the 2017 financial and strategic goals, the annual cash incentive awards paid to our NEOs for 2017 were as follows.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	41

Named Executive Officer	2017 Target	Annual Cash Incentive Paid	% of Target
Ludwig Hantson	$1,440,000	$2,275,000	156.8%
Paul Clancy (1)	$290,770	$473,620	156.8%
Julie O’Neill	€386,400	€596,000	156.8%
John Moriarty	$439,603	$689,300	156.8%
Brian Goff (1)	$267,144	$434,380	156.8%
David Brennan (2)	N/A	N/A	N/A
David Anderson (2)	N/A	N/A	N/A
Martin Mackay (3)	$499,800	$213,613	100.0%
Clare Carmichael (2)	$424,900	N/A	N/A

(1)	Prorated based on start date.
(2)	Mr. Brennan, Mr. Anderson and Ms. Carmichael did not receive a cash incentive award for 2017.
(3)	Amount was prorated based on the period during 2017 in which he served as Head of Research and Development.
The Named Executive Officers were deemed to have contributed equally to the 2017 financial and strategic goals. Accordingly, the Committee awarded annual cash incentive awards to the NEOs based on the percentage of target funding level achieved of 156.8%. Fifty percent of the funding level was formulaic, established by the Committee in early 2017 based on achievement of financial objectives. The other 50% was based on achievement of the strategic objectives. Although the strategic objectives are not treated as a formulaic portion of the annual cash incentive design, a majority of the strategic objectives are specific measures with pre-specified outcomes. For example, the entire "Research and Development" objective was based on receipt of marketing approval for gMG in specific territories by a pre-specified date, and the "ALXN1210" objective was based on achievement of pre-specified enrollment targets for pre-specified clinical studies and by pre-specified dates. The strategic objectives were selected based on the Committee's determination that these milestones were critical to overall company success and with an expectation that success would enhance long-term shareholder value creation. Further, the goals were set before our new CEO was hired and the Committee believed that a new CEO could assume ownership of the objectives to drive results in 2017.
2017 Long-Term Incentive Awards
The Committee believes that long-term incentive awards (LTIs) are a critical element of compensation that provides a mechanism to align shareholder’s interests with leadership, and promotes behaviors consistent with Alexion’s strategic plan and financial goals. Each LTI award is a variable component of compensation and no individual, including any NEO, is guaranteed to receive an award or a certain value in respect of his or her awards. The Committee believes that its practice of granting LTI awards to Alexion executives has contributed to our long-term successful performance.
The Committee has not established formal guidelines for LTI award grants to our executives, including our NEOs. In determining LTI awards for executives, the Committee considers:

•	peer group market data;

•	the individual's contribution and potential contribution to Alexion's growth and financial results;

•	the value of proposed awards;

•	corporate performance; and

•	the individual's level of responsibility within Alexion.
As is the case when the amount of base salary and annual cash incentive opportunity is determined, when determining LTI grant values, a review of all the executive's compensation is conducted to ensure that an executive's total compensation is consistent with our overall philosophy and objectives.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	42

In February 2017, the Committee sought to deliver LTI awards in a combination of performance share units, or “PSUs” (50% of the aggregate LTI value at grant), stock options (20%) and restricted stock units, or “RSUs” (30%). The Committee approved LTI awards for the NEOs in the amounts set forth in the table under the heading “Grants of Plan-Based Awards.” Dr. Hantson, Mr. Clancy and Mr. Goff received LTI awards in connection with their hiring later in the year and the grant date value, mixes of those awards and the amounts are described above in the Executive Summary.
Generally, RSUs vest over four years in equal annual installments and stock options vest 25% on the first anniversary of the grant date and 1/16th every three months thereafter. PSU awards are subject to a variety of performance criteria (as described below). 2017 Operational PSUs were earned based on a one-year performance period, and once earned, vest over three years in equal annual installments, while TSR PSUs are earned and vest at the end of a three-year performance period. The Committee believed this mix of equity provided a mechanism to align shareholder interests with leadership while supporting our talent retention objectives:

•
Stock options and PSUs inherently incentivize shareholder value creation, since option holders realize no value unless our stock price rises after the option grant date and the value of PSUs is tied directly to Alexion's financial performance and TSR performance.

•
RSUs offer more modest upside potential than stock options but align pay and Company performance as reflected in our share price. In addition, during periods of stock market declines or modest or no growth, RSUs are more likely to support our talent retention objectives.

As noted in the Executive Summary, 2018 equity awards consist solely of PSUs and RSUs. Stock options will not be awarded in 2018. For 2018, the Committee decreased the aggregate LTI award value delivered in the form of time vesting awards (i.e. RSUs) from 50% to 35% and increased the value delivered in the form of PSUs from 50% to 65%. By reducing the value of time-vesting awards and eliminating stock options, the Committee endeavors to enhance the pay-for-performance alignment of the program as well as ensure continued focus on achievement of key strategic initiatives intended to build long-term shareholder value.
Performance Share Units (PSUs)
In 2017, the Committee reviewed the PSU program and decided to maintain the existing overall design. The PSUs granted in 2017 had the following features:

•
The 2017 PSUs are only earned if pre-established financial targets are achieved and the Company's share performance is aligned with or exceeds the performance of the S&P 500 Pharmaceuticals, Biotechnology, and Life Sciences Index, which the Committee viewed as a relevant and appropriate benchmark.

•
Eighty percent (80%) of the PSUs that could be earned had a one-year performance period with the amount actually earned dependent upon the achievement of Alexion's revenue and non-GAAP EPS targets. We refer to these PSUs as the “operational PSUs.” See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results. To the extent earned, these PSUs vest as to one-third of the earned PSUs on the date that the Committee determines performance and as to one-third on each of the following two anniversaries thereafter, generally subject to continued employment.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	43

•
Twenty percent (20%) of the PSUs that could be earned had a three-year performance period with the amount actually earned dependent on Alexion's relative TSR performance compared to the S&P 500 Pharmaceuticals, Biotechnology, and Life Sciences Index over the three-year period. We refer to these PSUs as the “TSR PSUs.”

•
Upon satisfaction of one to three R&D milestones, an additional number of PSUs, ranging up to 100% of the target PSUs, could be earned. The milestones were each selected to incentivize executives to achieve aggressive R&D milestones. In order to earn additional PSUs for achievement of R&D milestones, threshold performance had to be achieved for one or both of the operational PSU metrics (Revenue or non-GAAP EPS). To the extent earned, these PSUs vest as to one-third of the earned PSUs on the date that the Committee determines performance and as to one-third on each of the following two anniversaries thereafter, generally subject to continued employment.

Rationale for Selection of 2017 PSU Performance Measures
In 2017, we placed significant weight on corporate revenue and non-GAAP EPS to measure Alexion's performance. We also believed that our shareholders and analysts rely heavily on the same financial metrics to understand the underlying condition, and the performance of, our business. The Committee believed revenue and non-GAAP EPS were the best metrics to incentivize executive performance for our PSU awards, because:

•
Commensurate with our commercial success and investment in Alexion's future, almost all aspects of our business are growing and EPS is a strong indicator of Company performance and how effectively we execute financial planning and financial discipline.

•
The Committee decided that setting performance objectives using these metrics would be reliable indicators of Company performance, since based on past experience revenues would grow commensurate with growth in the number of patients receiving our products and non-GAAP EPS would increase commensurate with execution of a financial plan and financial discipline taking into account the capital necessary to operate our expanding global business.

•
At the time PSUs were granted, the Committee chose a one-year performance period and revenue and non-GAAP EPS metrics for 80% of the PSUs because the Committee believed that shareholders were focused on these same operational metrics when evaluating our performance on a year-to-year basis. Successful achievement was also expected to result in improved stock performance and deliver value to our shareholders.

•
For 2018, all PSUs (including the R&D component) will be based on pre-established three-year goals and three-year cliff vesting. The 2018 PSUs will also replace non-GAAP EPS with non-GAAP Operating Margin to further diversify the performance metrics.

The Committee believed that a PSU award that is tied to relative TSR further aligns our executives’ interests with the interests of our shareholders. The Committee selected a three-year performance period to ensure that stock performance incentives were aligned with a longer-term view, and that fluctuations during any single year would not disproportionately impact results for the benefit or detriment of the program.
The R&D milestones were goals that if achieved or achieved on an accelerated basis, would deliver significant and meaningful value to shareholders.
2017 Operational PSUs
The following table shows the performance metrics and weighting that the Committee set for our 2017 operational PSUs and our degree of attainment of the goals and resulting outcome.

Goal(1)	Performance Range			2017 Actual	Performance Level % of Target	Result
	Threshold	Target	Maximum
Revenue (65%)	$3,208.5B	$3,450B	$3,864B	$3,513B	122.8%	Operational PSUs earned at 161.2% of target
Non-GAAP EPS (35%)	$4.62	$5.13	$5.90	$5.81	232.5%

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	44

(1)	The metrics exclude certain events to ensure that performance levels are not distorted by one-time or out of the ordinary events, such as an acquisition or net revenues generated from an acquisition.

2017 TSR PSUs
The TSR PSUs are based on the Company’s three-year TSR performance relative to the median three-year TSR performance of the companies in the S&P 500 Pharmaceuticals, Biotechnology, and Life Sciences Index. The number of TSR PSUs that can be earned will be determined as follows (with interpolation between points):

Alexion TSR Performance vs. Peer Group Median	Payout as a % of Target
> Median + 75%	250%
For every 1% achieved above median	+2%
Alexion TSR performance equals the median	100%
For every 1% decline below median, up to - 50%	-2%
< Median - 50%	No payout

2017 R&D Milestones
The Committee selected three aggressive R&D milestones that were important business metrics and measures of Alexion's operational success in 2017. The milestones related to eculizumab for the treatment of gMG (one milestone) and ALXN1210 (two milestones - one relating to clinical trial enrollment and one relating to a second formulation). The Committee believed that each milestone could be achieved during 2017 and the additional shares would only be earned as a result of exceptional performance, leadership and execution. Further, if any one of the three milestones were achieved, the Committee believed that significant value would be created for our shareholders.
The eculizumab milestone was achieved and one of the two ALXN1210 milestones were achieved in 2017. The R&D milestone that was not achieved was the ALXN1210 clinical trial enrollment milestone, which was similar to the annual cash incentive ALXN1210 objective but included more aggressive measures. The other ALXN1210 R&D milestone for the PSU program (relating to a different formulation of ALXN1210) was different than the ALXN1210 objective under the annual cash incentive program, while the eculizumab milestone was similar to the annual cash incentive objective.
Accordingly, an additional 70% of the PSUs were earned with respect to the R&D milestones.
Determination of 2017 Earned Operational and R&D PSUs
Based on the achievement of the 2017 financial and strategic goals, the operational PSUs earned by our NEOs for 2017 are included in the table below. The achievement of the 2017 TSR PSUs will not be determined until the end of the three-year performance period. To the extent earned, operational PSUs are subject to a three year ratable time-based vesting schedule, with one-third vesting on the date the Committee determines performance, and one-third on each of the following two anniversaries thereafter, generally subject to continued employment.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	45

Named Executive Officer	2017 Target Number of Operational PSUs	Revenue / Non-GAAP EPS Achievement Percentage	Max Potential R&D Milestone PSUs	R&D Milestone Achievement Percentage	2017 Earned Operational and R&D PSUs
Ludwig Hantson	38,300	161.2%	47,875	70%	95,252
Paul Clancy	19,392	161.2%	24,240	70%	48,228
Julie O’Neill	8,640	161.2%	10,800	70%	21,488
John Moriarty	8,640	161.2%	10,800	70%	21,488
Brian Goff	6,391	161.2%	7,989	70%	15,894
David Brennan	N/A	N/A	N/A	N/A	N/A
David Anderson	N/A	N/A	N/A	N/A	N/A
Martin Mackay (2)	8,640	N/A	N/A	N/A	—
Clare Carmichael (2)	8,640	N/A	N/A	N/A	—

(1)	Mr. Moriarty’s earned PSUs vested in accordance with the terms of his employment agreement.

(2)	Dr. Mackay and Ms. Carmichael left the Company during the performance period and did not earn 2017 PSUs.

2015 TSR PSUs
In 2015, the Committee granted TSR PSUs based on the Company’s three-year TSR performance, from January 1, 2015 to December 31, 2017, relative to the median three-year TSR performance of the companies in the Nasdaq Biotechnology Index. The Committee determined that the Company's TSR underperformed the Index by approximately -25%. As a result, no 2015 TSR PSUs were earned.
Termination and Change of Control-Based Compensation
We provide severance payments and other benefits to our executives under written employment agreements if their employment is terminated without cause or in certain other instances, including in connection with a change of control. In February 2016, the Committee approved new executive employment agreements, including for certain of our NEOs, to among other things, eliminate all 280G gross-up provisions and increase cash severance terms based on market practices. Severance provisions related to a change of control assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. We also provide for accelerated vesting of outstanding equity awards upon a change of control for awards granted prior to January 1, 2016. In 2016, the Committee eliminated automatic single-trigger equity acceleration upon a change of control in executive employment agreements. With respect to awards granted in 2016 and thereafter, our executive employment agreements now provide for double-trigger acceleration of vesting only in the event of a qualifying termination of employment following a change of control. More details on the severance payments and benefits our continuing and terminated NEOs are entitled to receive, or have received, are provided under “Potential Payments Upon Termination or Change of Control” on page 60.
Departures of Ms. Carmichael, Dr. Mackay, Mr. Moriarty and Mr. Anderson
Ms. Carmichael left the Company in June 2017. Dr. Mackay left the Company in December 2017. Mr. Anderson left the Company in August 2017 and Mr. Moriarty left the Company in February 2018. For a description of the separation arrangements with each of these NEOs, see “Potential Payments Upon Termination or Change of Control” on page 60. Mr. Anderson did not receive any severance benefits in connection with his departure.
Personal Benefits
Our NEOs are eligible for the benefit programs we provide to all employees, such as medical, dental, vision, life and disability insurance benefits. Our U.S.-based named executive officers are eligible to participate in our tax-qualified 401(k) plan on the same basis as other U.S. eligible employees. Ms. O'Neill is entitled

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	46

to participate in an Irish defined contribution pension plan that we maintain for our eligible Irish employees. In general, we only provide limited perquisites to executives that are also available to other employees, such as relocation costs. These items are disclosed in the “Summary Compensation Table” below.
Stock Ownership Guidelines
Our executives and directors are subject to stock ownership guidelines. Shares owned by the individual, unvested restricted stock and unvested restricted stock units count towards the ownership goal. Unearned PSUs do not count towards the ownership goal. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our executives and directors currently satisfy the guidelines.
Executive Officers. Our current policy requires Alexion's executives to own shares with a value equal to a specific multiple of such executive's base salary as indicated in the table below:

Officer Level	Market Value as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice Presidents and Senior Vice Presidents reporting to the CEO	3x
Other Senior Vice Presidents	1x

Directors. Directors are required to own shares with a value equal to 5 times the annual director cash retainer, which was $95,000 for 2017.
Anti-hedging and Anti-pledging Policy
Our insider trading policy prohibits all directors and employees, including our executives, from pledging or engaging in hedging or similar transactions in Alexion's stock, such as prepaid variable forwards, equity swaps, collars, puts, calls, and short sales.
Recoupment Policy
We have adopted an executive compensation recoupment policy, or “clawback,” that requires our independent directors to consider whether to seek reimbursement of any bonus or incentive (whether cash or equity) awarded to a Section 16 officer if and to the extent: (a) the amount of the bonus or incentive (whether cash or equity) compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive (whether cash or equity) compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.
Compensation Risk Assessment
The Committee oversees an annual risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. For 2017, the Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions, and prohibitions on employee pledging and hedging activities. Further, the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk taking.

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Section 162(m) Policy
Under Section 162(m) of the Internal Revenue Code, publicly held corporations are denied deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any “covered employee” in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. A “covered employee” under Section162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. The rules and regulations promulgated under Section 162(m) are complicated, and may change from time to time, and the scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit is uncertain. As such, there can be no guarantee that compensation intended to satisfy the requirements for tax deductibility in fact will.
The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for the Company’s success, as described above. As a result, we currently and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers and when we otherwise view such compensation as consistent with our compensation policies.
Report of Leadership and Compensation Committee
The Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Leadership and Compensation Committee
Jack T. Mollen, Chairman
M. Michele Burns
Christopher J. Coughlin
Alvin S. Parven
Ann M. Veneman

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	48

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our NEOs during the fiscal years ended December 31, 2017, and (where applicable) 2016 and 2015

Name and Principal Position	Year	Salary ($)	Other Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen-sation ($) (5)	Total ($)
Ludwig Hantson	12/31/2017	900,000	—		9,618,758	2,282,881	2,275,000	233,428	15,310,067
Chief Executive Officer (1)	—	—	—		—	—	—	—	—
Paul Clancy	12/31/2017	415,385	500,000	(9)	8,799,954	1,220,082	473,620	2,262	11,411,303
Executive Vice President and Chief Financial Officer (1)
Julie O'Neill	12/31/2017	651,471	—		2,491,537	656,276	715,225	136,817	4,651,326
Executive Vice President of Global Operations (10)(11)	12/31/2016	509,023	—		1,716,538	1,302,919	357,000	213,443	4,098,923
John Moriarty	12/31/2017	628,004	—		2,360,287	567,589	689,300	26,622	4,271,802
Executive Vice President and General Counsel (4)	12/31/2016	604,000	—		1,436,218	1,302,919	400,000	12,602	3,755,739
	12/31/2015	570,000	—		2,222,482	1,710,052	560,000	21,872	5,084,406
Brian Goff	12/31/2017	381,634	100,000	(9)	2,390,026	732,899	434,380	58,787	4,097,726
Executive Vice President and Chief Commercial Officer (1)

David R. Brennan	12/31/2017	1,523,077	—		245,529	—	—	153,606	1,922,212
Former Interim Chief Executive Officer (1)	12/31/2016	230,769	—		115,948	112,726	—	92,337	551,780
David Anderson	12/31/2017	3,132,500	—		—	—	—	310,442	3,442,942
Former Executive Vice President and Chief Financial Officer(1)	12/31/2016	175,000	—		999,930	—	—	2,500	1,177,430
Martin Mackay	12/31/2017	714,012	—		2,360,287	2,977,151	213,613	2,127,166	8,392,229
Former Executive Vice President, Global Head of Research and Development	12/31/2016	693,000	—		1,716,538	1,302,919	426,000	31,524	4,169,981
	12/31/2015	670,000	—		1,907,736	1,378,254	700,000	24,000	4,679,990
Clare Carmichael	12/31/2017	266,144	—		2,360,287	3,463,730	—	1,627,601	7,717,762
Former Executive Vice President and Chief Human Resources Officer	12/31/2016	590,000	—		1,302,919	1,716,538	392,000	21,202	4,022,659
	12/31/2015	570,000	50,000	(8)	1,710,052	2,222,482	560,000	30,365	5,142,899

(1)
Dr. Hantson was appointed Chief Executive Officer in March 2017, Mr. Clancy was appointed Chief Financial Officer in July 2017, and Mr. Goff was appointed Chief Commercial Officer in June 2017. The appointments of Mr. Brennan and Mr. Anderson occurred in December 2016. Compensation information is not provided for years in which such individuals were not an NEO. Mr. Brennan continues to serve as a director and was appointed Chairman of the Board in May 2017. Compensation earned by Mr. Brennan as a director is reported in the "Director Compensation for Fiscal 2017" table below.

(2)
Amounts represent the grant date fair value of equity awards granted to the named executive officer in each of 2017, 2016, and 2015 (where applicable) calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"), disregarding the effect of estimated forfeitures. See Notes 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for details as to the assumptions used to determine the fair value of the

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	49

awards. See our audited consolidated financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2017, 2016 and 2015 for details as to the assumptions used to determine the fair value of the awards. The stock awards reported include the grant date fair value of RSUs and PSUs, including PSUs and TSR PSUs, each of which is more fully discussed in the Compensation Discussion and Analysis. For Operational PSUs, the amounts represent the grant date fair value based on the probable outcome of the performance conditions. For 2017, the grant date fair value of PSUs (other than TSR PSUs) was $4,551,189 for Dr. Hantson, $2,399,954 for Mr. Clancy, $1,134,000 for each of Ms. O'Neill, Mr. Moriarty, Dr. Mackay and Ms. Carmichael, and $639,995 for Mr. Goff. The grant date fair value, if the highest level of performance conditions were achieved, is $17,066,959 for Dr. Hantson, $8,999,951 for Mr. Clancy, $4,252,500 for each of Ms. O'Neill, Mr. Moriarty, Dr. Mackay and Ms. Carmichael, and $2,400,055 for Mr. Goff. The grant date fair value for TSR PSUs included for 2017, if the highest level of performance conditions were achieved, is $4,135,529 for Dr. Hantson, $2,093,851 for Mr. Clancy, $932,904 for each Ms. O'Neill, Mr. Moriarty and Dr. Mackay, and $690,176 for Mr. Goff. In addition, the 2017 amounts reported in the "Options Award" column for Dr. Mackay and Ms. Carmichael also include the incremental fair value associated with their outstanding stock options ($2,409,562 and $2,896,142, respectively), in connection with their departures from the Company in 2017 pursuant to their separation agreements described below.

(3)
Amounts represent the annual incentive bonus earned by each of the NEOs for services performed in 2017, 2016, and 2015 (where applicable). The annual incentive bonuses were paid in February or March of the calendar year following the year to which the bonus relates (e.g., the 2017 annual incentive bonus was paid in February 2018).

(4)	Mr. Moriarty elected not to relocate to Alexion’s new headquarters in Boston, Massachusetts and terminated employment with the Company in February 2018.

(5)	The amounts within the All Other Compensation column for 2017 are as follows:

Executive Officer	Company Matching Retirement Accounts ($)	Non-Qualified Deferred Compensation Matching ($)	Life Insurance Premiums ($)	Severance ($) (6)	Other ($) (7)	Total
Ludwig Hantson	16,200	7,800	3,582	—	205,845	233,427
Paul Clancy	—	—	2,262	—	—	2,262
Julie O'Neill (11)	106,805	—	—	—	30,012	136,817
John Moriarty	16,200	7,800	2,622	—	—	26,622
Brian Goff	—	1,800	987	—	56,000	58,787
David Brennan	—	—	2,026	—	151,580	153,606
David Anderson	16,200	—	—	—	294,242	310,442
Martin Mackay	16,200	7,800	7,524	2,095,642	—	2,127,166
Clare Carmichael	16,200	—	2,262	1,609,139	—	1,627,601

(6)
Amounts represent the cash severance payments to which Dr. Mackay and Ms. Carmichael became entitled in connection with their separation from the Company in 2017. Payments to Dr. Mackay occurred in 2018.

(7)
Amounts represented in this column for fiscal year 2017 include the following: $5,845 in executive physical exam benefits and a $200,000 cash payment in lieu of relocation for Dr. Hantson, a $30,012 reimbursement of housing expenses for Ms. O'Neill, a $56,000 stipend for housing and travel expenses for Mr. Goff, a $15,000 reimbursement of housing expenses and $136,580 of Board of Director fees for Mr. Brennan, $42,000 of housing expenses and $241,718 of paid vacation benefits for Mr. Anderson.

(8)	Amount represents a special bonus award paid to Ms. Carmichael for her contribution to the Company's centralization of manufacturing, supply chain, quality and technical operations in Ireland.

(9)	Amounts represent sign-on bonuses for Mr. Clancy and Mr. Goff.
(10) Ms. O'Neill was not an NEO in 2015 and her compensation related to 2015 is not included.

(11)
Certain figures for Ms. O'Neill's salaries and other compensation were converted from Euro to U.S. dollar using the conversion rate of 1.2017 and 1.0517 for 2017 and 2016, respectively. Ms. O'Neill's non-equity incentive plan bonuses are reported at USD amounts for 2017 and 2016 approved by the Leadership and Compensation Committee.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	50

Grants Of Plan-Based Awards In Fiscal 2017
The following table sets forth information regarding plan-based awards made to each of our NEOs during the fiscal year ended December 31, 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date				Threshold (#)	Target (#)	Maximum (#)	Number of shares of stock or units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Ludwig Hantson	3/27/17	(2)	1,440,000	2,880,000	—	—	—	—	—	—	—
	3/27/17	(3)	—	—	—	—	—	—	56,762	118.83	2,282,968
	3/27/17	(4)	—	—	—	—	—	28,725	—	—	3,413,392
	3/27/17	(5)	—	—	19,150	38,300	95,750	—	—	—	4,551,189
	3/27/17	(6)	—	—	4,788	9,575	23,938	—	—	—	1,654,177
Paul Clancy	7/10/17	(2)	290,770	581,540	—	—	—	—	—	—	—
	7/10/17	(3)	—	—	—	—	—	—	29,089	123.76	1,219,993
	7/10/17	(4)	—	—	—	—	—	46,865	—	—	5,800,012
	7/10/17	(5)	—	—	9,696	19,392	48,480	—	—	—	2,399,954
	7/10/17	(6)	—	—	2,424	4,848	12,120	—	—	—	837,540
Julie O'Neill	2/28/17	(2)	440,343	880,686	—	—	—	—	—	—	—
	2/28/17	(3)	—		—	—	—	—	14,800	131.25	656,232
	2/28/17	(4)	—		—	—	—	7,500	—	—	984,375
	2/28/17	(5)	—		4,320	8,640	21,600	—	—	—	1,134,000
	2/28/17	(6)	—		1,080	2,160	5,400	—	—	—	373,162
John Moriarty	2/28/17	(2)	439,603	879,206	—	—	—	—	—	—	—
	2/28/17	(3)	—		—	—	—	—	12,800	131.25	567,552
	2/28/17	(4)	—		—	—	—	6,500	—	—	853,125
	2/28/17	(5)	—		4,320	8,640	21,600	—	—	—	1,134,000
	2/28/17	(6)	—		1,080	2,160	5,400	—	—	—	373,162
Brian Goff	6/7/17	(2)	267,144	534,288	—	—	—	—	—	—	—
	6/7/17	(3)	—	—	—	—	—	—	21,750	100.14	732,975
	6/7/17	(4)	—	—	—	—	—	14,719	—	—	1,473,961
	6/7/17	(5)	—	—	3,196	6,391	15,978	—	—	—	639,995
	6/7/17	(6)	—	—	799	1,598	3,995	—	—	—	276,070
David R. Brennan	5/10/17	(1)	—	—	—	—	—	2,030	—	—	245,529
David Anderson (8)	—		—	—	—	—	—	—	—	—	—
Martin Mackay	2/28/17	(2)	499,808	999,617	—	—	—	—	—	—	—
	2/28/17	(3)	—	—	—	—	—	—	12,800	131.25	2,977,114
	2/28/17	(4)	—	—	—	—	—	6,500	—	—	853,125
	2/28/17	(5)	—	—	4,320	8,640	21,600	—	—	—	1,134,000
	2/28/17	(6)	—	—	1,080	2,160	5,400	—	—	—	373,162

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	51

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date				Threshold (#)	Target (#)	Maximum (#)	Number of shares of stock or units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Clare Carmichael	2/28/17	(2)	392,000	784,000	—	—	—	—	—	—	—
	2/28/17	(3)	—	—	—	—	—	—	12,800	131.25	3,463,693
	2/28/17	(4)	—	—	—	—	—	6,500	—	—	853,125
	2/28/17	(5)	—	—	4,320	8,640	21,600	—	—	—	1,134,000
	2/28/17	(6)	—	—	1,080	2,160	5,400	—	—	—	373,162
(1) Mr. Brennan's 2017 grants were made in respect of his position as a Director and are not related to his position as Interim CEO. Dr. Hantson was appointed CEO in March 2017 and Mr. Brennan was appointed Chairman of the Board in May 2017.

(2)
The amounts represent the annual cash incentive award target for the NEO for 2017 multiplied by such individual's base salary. See "Annual Cash Incentive Awards" in the CD&A. Actual amounts paid to the NEO for 2017 are included in the "Non-Equity Incentive Plan Compensation" column under the "Summary Compensation Table" above. The maximum amount an NEO may earn is 200% of target bonus amount. Ms. O'Neill's figures are converted from EUR to USD at a rate of 1.201. Amounts for Mr. Clancy and Mr. Goff are prorated based on their start dates in 2017.

(3)
The amount includes the number of shares of common stock subject to option awards granted to the NEO in 2017. Amounts for Dr. Mackay and Ms. Carmichael also include the incremental fair value associated with their outstanding stock options of $2,409,562 and $2,896,142, respectively, in connection with their departures from the company in 2017 pursuant to their separation agreements described below.

(4)
The amount includes the number of shares of common stock underlying awards of RSUs granted to the NEO in 2017. The RSUs granted to Mr. Moriarty, Ms. O'Neill, Dr. Mackay and Ms. Carmichael were intended to qualify as performance-based awards for purposes of IRC Section 162(m).

(5)
The amount represents the estimated possible payouts for PSUs, other than RSU and TSR-PSU Awards, granted to the NEO in 2017. In addition, Dr. Hantson had the opportunity to earn between 9,575 and 47,875 additional PSUs based on the achievement of three different research and development (R&D) milestones in 2017. Mr. Clancy had the opportunity to earn between 4,848 and 24,240 additional awards based on the achievement of three different research and development (R&D) milestones in 2017. Ms. O'Neill, Mr. Moriarty, Dr. Mackay and Ms. Carmichael had the opportunity to earn between 2,160 and 10,800 additional PSUs based on the achievement of three different R&D milestones in 2017. Mr. Goff had the opportunity to earn between 1,598 and 7,989 additional PSUs based on the achievement of three different R&D milestones in 2017.

(6)	The amount represents the estimated possible payouts for TSR PSUs granted to the NEO in 2017. See "Performance Share Units (PSUs)" on page 43.

(7)
The amount represents the grant date fair value of options, RSUs and PSUs granted in 2017 calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. For PSUs, including TSR PSUs, the amounts represent the grant date fair value based on the probable outcome of the performance conditions. See footnote 2 to the “Summary Compensation Table” above for the amounts included in respect of PSUs and the amounts that would be included if the highest level of performance conditions were achieved. See Notes 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for details as to the assumptions used to determine the fair value of the awards.

(8) Mr. Anderson did not receive any plan-based awards in 2017.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements
We have entered into employment agreements with each of our NEOs, which were in effect during fiscal year 2017. The material terms of the employment agreements with Dr. Hantson. Mr. Clancy, Ms. O'Neill, Mr. Moriarty, and Mr. Goff are described below. The employment agreements also provide for certain payments and benefits upon terminations of employment, as described below under “-Potential Payments Upon Termination or Change of Control.” Dr. Mackay and Ms. Carmichael had been party to employment agreements with us prior to their termination of employment. The terms of their

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	52

separation agreements are described below under “Potential Payments Upon Termination or Change of Control.”
Ludwig Hantson
On March 27, 2017, Dr. Hantson entered into an employment agreement with the Company upon his appointment as Chief Executive Officer. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Dr. Hantson to an annual base salary of $1,200,000, which is subject to increase in the discretion of the Company. The agreement also entitles Dr. Hantson to a target annual cash incentive award of 120% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Dr. Hantson is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Dr. Hantson was also entitled to a one-time payment of $200,000 in lieu of relocation benefits. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.
Paul Clancy
On June 11, 2017, Mr. Clancy entered into an employment agreement with the Company. The agreement provides for the appointment of Mr. Clancy as Executive Vice President, Chief Financial Officer, effective July 31, 2017. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Mr. Clancy to an annual base salary of $900,000, which is subject to increase in the discretion of the Company. The agreement also entitles Mr. Clancy to a target annual cash incentive award of 70% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’s management incentive bonus plan. Under the agreement, Mr. Clancy is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Mr. Clancy was also entitled to a one-time sign-on wage advance of $500,000. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.
Julie O’Neill
Ms. O’Neill is party to an employment agreement with Alexion Pharma International Operations Unlimited Company dated as of February 4, 2014, which governs the terms and conditions of her employment in Ireland. Under this agreement, Ms. O’Neill is entitled to receive an annual base salary, which has subsequently been increased, and a target annual cash incentive award equal to 70% of her annual base salary, the amount of which will be determined by the Company, based on the Company’s performance and the performance of the executive and her department. The agreement also provides for certain other benefits for Ms. O’Neill, including an annual car allowance of approximately 2,100 Euros a month, participation in an Irish defined contribution pension plan and other benefit plans of the company and tax equalization payments for any work done outside of Ireland.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	53

John Moriarty
On February 26, 2016, Mr. Moriarty entered into an employment agreement with the Company. The agreement included a three-year term, with provision for automatic extension at the end of such term for additional one-year periods unless 60 days prior notice was given by either party. The agreement entitled Mr. Moriarty to an annual base salary of $604,000, which was subject to increase in the discretion of the Company. The agreement also entitled Mr. Moriarty to a target annual cash incentive award of 70% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Mr. Moriarty was eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. The agreement provided for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy. As described above, Mr. Moriarty left the Company in February 2018.
Brian Goff
On June 1, 2017, Mr. Goff entered into an employment agreement with the Company. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Mr. Goff to an annual base salary of $675,000, which is subject to increase in the discretion of the Company. The agreement also entitles Mr. Goff to a target annual cash incentive award of 70% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Mr. Goff is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Mr. Goff was also entitled to a one-time sign-on wage advance of $100,000. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.
Fiscal Year 2017 Equity Awards
All of the PSUs, stock options and RSUs disclosed in the Grants of Plan-Based Awards table, other than for Mr. Clancy and Mr. Goff, were granted under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. The awards granted to Mr. Clancy and Mr. Goff were granted under our 2017 Incentive Plan, approved by shareholders in May 2017. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by the Board in accordance with the terms of the applicable incentive plan. Subject to the terms of the applicable incentive plan and the option agreements issued in connection with these grants, all of the options are generally scheduled to vest 25% on the first anniversary of the grant date, and one-sixteenth every three months thereafter until fully vested over four years, RSUs are generally scheduled to vest 25% on each anniversary of the grant date, and all PSUs, to the extent earned by the NEOs vest one-third on the date the Committee determines performance, and are scheduled to vest one-third on each of the next two anniversaries thereafter. TSR-PSU awards vest at the end of a three year performance period. Vesting of the awards, in each case, is generally subject to the NEO’s continued employment or other service with Alexion through the applicable vesting date.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	54

Outstanding Equity Awards At 2017 Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2017.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options								Equity Incentive Plan Awards:
	Grant Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares or Units or Other Rights of Stock That Have Not Vested ($) (1)
Ludwig Hantson	03/27/17	—	56,762	(3)	118.83	03/27/27	21,544	(12)	2,576,447	—		—
	03/27/17	—	—		—	—	95,253	(5)	11,391,187	—		—
	03/27/17	—	—		—	—	—		—	9,575	(6)	1,145,074
Paul Clancy	07/10/17	—	29,089	(3)	123.76	07/10/27	46,865	(4)	5,604,585	—		—
	07/10/17	—	—		—	—	48,228	(5)	5,767,587	—		—
	07/10/17	—	—		—	—	—		—	4,848	(6)	579,772
Julie O'Neill	03/01/14	18,750	1,250	(8)	176.80	03/01/24	1,250	(2)	149,488	—		—
	03/01/14	45,000	—	(9)	176.80	03/01/24	—		—	—		—
	02/27/15	16,775	7,625	(3)	180.37	02/27/25	2,550	(4)	304,955	—		—
	08/12/15	—	—		—	—	3,921	(7)	468,912	—		—
	02/26/16	13,562	17,438	(3)	140.16	2/26/26	5,250	(4)	627,848	—		—
	02/26/16	—	—		—	—	—		—	1,000	(6)	119,590
	02/27/17	—	14,800	(3)	131.25	2/27/2027	—		—	—		—
	02/27/17	—	—		—	—	21,488	(5)	2,569,750	—		—
	02/27/17	—	—		—	—	—		—	2,160	(6)	258,314
	02/27/17	—	—		—	—	7,500	(13)	896,925	—		—
John Moriarty	12/10/12	45,000	—		92.65	12/10/22	—		—	—		—
	02/06/13	29,600	—		93.83	02/06/23	—		—	—		—
	02/28/14	34,593	2,307	(15)	176.80	02/28/24	575	(4)	68,764	—		—
	02/27/15	20,690	9,584	(3)	180.37	02/27/25	3,132	(4)	374,556	—		—
	08/12/15	—	—		—	—	3,921	(7)	468,912	—		—
	02/26/16	13,562	17,438	(3)	140.16	02/26/26	3,750	(4)	448,463	—		—
	02/26/16	—	—		—	—	—		—	1,000	(6)	119,590
	02/27/17	—	12,800	(3)	131.25	02/27/27	21,488	(5)	2,569,750	—		—
	02/27/17	—	—		—	—	6,500	(13)	777,335	2,160	(6)	258,314

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	55

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options								Equity Incentive Plan Awards:
	Grant Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares or Units or Other Rights of Stock That Have Not Vested ($) (1)
Brian Goff	06/07/17	—	21,750	(3)	100.14	06/07/27	14,719	(4)	1,760,245	—		—
	06/07/17	—	—		—	—	15,894	(5)	1,900,763	—		—
	06/07/17	—	—		—	—	—		—	1,598	(6)	191,105
David Brennan (10)	07/22/14	2,706	—		167.97	7/22/2024	—		—	—		—
	05/06/15	2,343	—		155.01	5/6/2025	—		—	—		—
	05/11/16	2,294	—		138.86	5/11/2026	—		—	—		—
	05/10/17	—	—			5/10/2017	2,030	(11)	242,768	—		—
David Anderson	—	—	—		—	—	—		—	—		—
Martin Mackay(14)	05/13/13	37,500	—		104.86	05/13/23	—		—	—		—
	02/28/14	30,750	3,075	(3)	176.80	02/28/24	750	(4)	89,693	—		—
	02/27/15	16,775	7,625	(3)	180.37	02/27/25	2,550	(4)	304,955	—		—
	08/12/15	—	—		—	—	3,921	(7)	468,912	—		—
	02/26/16	13,562	17,438	(3)	140.16	02/26/26	5,250	(4)	627,848
	02/28/17	—	12,800	(3)	131.25	02/28/27	6,500	(13)	777,335	—		—
Clare Carmichael (14)	02/03/12	24,000	—		78.88	02/03/22	—		—	—		—
	02/06/13	35,600	—		93.83	02/06/23	—		—	—		—
	02/28/14	36,900	—		176.80	02/28/24	—		—	—		—
	02/27/15	30,274	—		180.37	02/27/25	—		—	—		—
	02/26/16	31,000	—		140.16	02/26/26	—		—	—		—
	02/28/17	12,800	—		131.25	02/28/27	6,500	(13)	777,335	—		—

(1)
The market value of the stock awards is determined by multiplying the number of shares subject to such award times $119.59, which is the closing price of the Company's common stock on December 31, 2017, the last business day of 2017.

(2)
RSU awards that vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 12.5% vesting every six months thereafter, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(3)
Award of options that vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every three months thereafter, generally subject to continued employment or other service with the Company.

(4)	RSU awards that vest over a four-year period in equal annual installments on each anniversary of the date of grant, generally subject to continued employment or other service with the Company.

(5)
For purposes of the table, the shares reported are based on the amounts actually earned for the performance period ending December 31, 2017. Earned PSUs that vested one-third on February 6, 2018, and one-third on each anniversary thereafter, generally subject to continued employment or other service with the Company.

(6)
TSR PSUs, to the extent earned, will vest in full on the date earned, subject to continued employment or other service with the Company. Amounts have been reported assuming achievement of target performance goals. TSR PSUs granted in fiscal year 2015 did not achieve threshold requirements and no awards were earned. TSR PSUs granted in 2016 and 2017 are presented based on estimated achievement at target rates.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	56

(7)	Earned PSUs that vested one-third on February 4, 2016, and one-third on each anniversary thereafter, generally subject to continued employment or other service with the Company.

(8)
Award of options that vest over a three-year period, with 25% vesting on the first anniversary of the date of grant and 9.375% vesting every three months thereafter, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(9)	Award of options that vest 100% after a one year period, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(10)
Mr. Brennan's outstanding awards are in connection with his service as a Director. Mr. Brennan served as Interim CEO from December 2016 through March 2017. Mr. Brennan currently serves as Chairman of the Board of Directors.

(11)	Award of RSUs granted to Mr. Brennan in his capacity as a Director that vest 100% after a one year period.

(12)	Award of RSUs that vest 25% on December 31, 2017, 25% on December 31, 2018, and then vest 25% on each of the third and fourth anniversary of the grant date.

(13)	Award of PSUs that vest over a four-year period, with 25% vesting on the first anniversary of the grant date.
(14) Under their respective employment agreements, all of Ms. Carmichael's and Dr. Mackay's unvested awards, other than 2017 operational PSUs and all TSR PSUs, vested in connection with the termination of their employment. 6,500 PSUs vested in February 2018.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	57

Option Exercises And Stock Vested For Fiscal 2017
The following table shows exercises of stock options and restricted stock unit vesting for the year ended December 31, 2017, for each of the NEOs. Messrs. Brennan and Anderson did not have any option exercises or stock vesting related to grants made in connection with their employment. Compensation related to Mr. Brennan's position as a Director is included within the "Director Compensation table".

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ludwig Hantson	—	—	7,181	858,776
Paul Clancy	—	—	—	—
Julie O'Neill	—	—	10,896	1,428,622
John Moriarty	—	—	11,138	1,432,277
Brian Goff	—	—	—	—
David Brennan	—	—	835	99,398
David Anderson	—	—	—	—
Martin Mackay	—	—	12,052	1,547,920
Clare Carmichael	20,000	1,621,936	25,079	2,859,350

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the closing price of the Company's common stock on the vesting date.

Nonqualified Deferred Compensation
Effective June 2013, we began sponsoring a nonqualified deferred compensation plan (NQDC Plan) which allows certain highly-compensated employees, including our NEOs, to make voluntary deferrals of up to 80% of their base salary and annual cash incentive award. The NQDC Plan is designed to work in conjunction with the 401(k) plan and provides for a total combined employer match of up to 6% of an employee's eligible earnings, up to the IRS annual specified contribution limits. Employee deferrals and employer matching contributions under the NQDC Plan began in the third quarter of 2013. The plan provides for immediate vesting of the match consistent with our immediate vesting of the Company match provided under our 401(k) plan. Notional accounts are maintained for each participant. Such notional accounts include employee and employer contributions and reflect the performance of investments selected by the employee or a default investment if the employee does not make a selection. These investment options include the mutual funds offered under our 401(k) plan.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	58

The following table sets forth information regarding the nonqualified deferred compensation of each NEO during the fiscal year ended December 31, 2017.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Ludwig Hantson	7,846	7,800	896	—	16,542
Paul Clancy	—	—	—	—	—
Julie O'Neill (3)	—	—	—	—	—
John Moriarty	92,486	7,800	99,588	—	664,294
Brian Goff	3,635	1,800	390	—	5,825
David Brennan	—	—	—	—	—
David Anderson	—	—	—	—	—
Martin Mackay	63,923	7,800	31,711	—	285,134
Clare Carmichael	—	—	31,723	(63,519)	128,390
(1) Amounts reflected in this column are also included in the Summary Compensation Table under Salary.
(2) Amounts reported in this column are also included in the Summary Compensation Table under All Other Compensation.
(3) The nonqualified deferred compensation plan is not available to employees outside of the United States.
(4) The aggregate balance amounts under the nonqualified deferred compensation plan include deferrals made for prior fiscal years. For individuals who were NEOs in the fiscal years in which the deferrals were made, the amount of the deferred compensation was included in such individual's compensation as reported in the Summary Compensation Table included in the proxy statement for each such fiscal year.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	59

Potential Payments Upon Termination or Change Of Control
We have entered into certain agreements that may require (or in the case of Mr. Moriarty, would have required) us to make payments and/or provide benefits to Dr. Hantson, Mr. Clancy. Ms. O’Neill, Mr. Moriarty and Mr. Goff in connection with specified terminations of employment, in each case, subject to the applicable NEO’s execution and nonrevocation of a general release of claims. See "Severance Payments and Benefits" and “Equity Awards” below for a description of these potential severance entitlements. These agreements also contain restrictive covenants and confidentiality provisions in favor of Alexion and require the NEO to assign all rights he or she may have or acquire in proprietary information.
The tables below summarize the estimated potential payments to each of Dr. Hantson, Mr. Clancy, Ms. O’Neill, Mr. Moriarty and Mr. Goff, assuming that one of the events described in the table occurred on December 31, 2017. The tables in calculating the amounts due to the executive in connection with such event, where applicable, use the closing price of a share of our common stock on December 29, 2017, $119.59, the last business day of 2017. However, each such executive's employment was not terminated on December 31, 2017 and a change in control did not occur on that date. Moreover, there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occurred on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact. Because they terminated employment with the Company during 2017, Mr. Anderson, Dr. Mackay and Ms. Carmichael are not included in the tables below. Mr. Moriarty also terminated employment with the Company in February of 2018. The severance payments and benefits that each of Dr. Mackay, Ms. Carmichael and Mr. Moriarty received in connection with their respective terminations of employment are described below. Mr. Brennan is also not included in the tables because he was not entitled to any severance payments or benefits upon a termination of employment, and he did not receive any such benefits in connection with his ceasing to serve as Interim Chief Executive Officer. Likewise, Mr. Anderson did not receive any severance payments or benefits in connection with his resignation from the Company.
For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, as applicable, in each case as those terms are defined in the applicable NEO's agreement.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	60

	Cash Severance Payments(1)	Value of Accelerated Equity Awards (2)	Benefit Continuation Payments(3)	Total Termination Benefits(4)
Ludwig Hantson
■Death	$1,400,712	$14,010,773	$46,702	$15,458,187
■Disability	$1,100,712	$14,010,773	$46,702	$15,158,187
■Change in Control(5)	—	—	—	—
■Involuntary termination	$5,280,000	$14,010,773	$46,702	$19,337,475
■Involuntary termination after a change in control	$9,020,712	$14,010,773	$46,702	$23,078,187
Paul Clancy
■Death	$525,329	$11,372,172	$28,571	$11,926,072
■Disability	$300,329	$11,372,172	$28,571	$11,701,072
■Change in Control (5)	—	—	—	—
■Involuntary termination	$2,295,000	$11,372,172	$28,571	$13,695,743
■Involuntary termination after a change in control	$3,360,329	$11,372,172	$28,571	$14,761,072
Julie O'Neill
■Death	—	$5,137,468	—	$5,137,468
■Disability	—	$5,137,468	—	$5,137,468
■Change in Control(5)	—	$5,137,468	—	$5,137,468
■Involuntary termination	—	$1,323,981	—	$1,323,981
■Involuntary termination after a change in control	$1,127,100	$5,137,468	—	$6,264,568
John Moriarty
■Death	$596,600	$4,827,370	$57,109	$5,481,079
■Disability	$439,600	$4,827,370	$57,109	$5,324,079
■Change in Control(5)	—	$912,232	—	$912,232
■Involuntary termination	$1,601,400	$4,827,370	$57,109	$6,485,879
■Involuntary termination after a change in control	$2,574,800	$4,827,370	$57,109	$7,459,279
Brian Goff
■Death	$444,483	$3,661,008	$33,316	$4,138,807
■Disability	$275,733	$3,661,008	$33,316	$3,970,057
■Change in Control(5)	—	—	—	—
■Involuntary termination	$1,721,250	$3,661,008	$33,316	$5,415,574
■Involuntary termination after a change in control	$2,570,733	$3,661,008	$33,316	$6,265,057

(1)
Represents the cash severance amounts that would be payable as a result of the event described in the table above, based on the named executive officer’s base salary and target bonus amount in effect as of December 31, 2017, as applicable, and without including any accrued but unpaid compensation, paid time-off or any pay in lieu of any notice periods. Amounts for Ms. O’Neill have been converted from Euros to U.S. dollars at the exchange rate of 1.1997. The cash severance amounts that would be payable to each of our named executive officers in connection with a termination of employment under various circumstances is described in more detail below.

(2)
Represents the value associated with cashing out unvested RSUs, earned PSUs and unearned PSUs, as applicable, and, solely with respect to Dr. Hantson, unvested stock options, that accelerate as a result of the event described in the table, based on a stock price of $119.59, which was the closing price of Alexion's common stock on December 29, 2017, the last business day of Alexion's 2017 fiscal year. Other than with respect to the value associated with the acceleration of certain unvested stock options granted to Dr. Hantson in March of 2017 with a per share exercise price of $118.83 (totaling $43,139), no value associated with any stock options held by our named executive officers is included in the table because all unvested stock options held by them as of December 31, 2017 had a per share exercise price that was in excess of the closing price of Alexion’s common stock on December 29, 2017. RSUs and PSUs were valued based on the number of shares associated with the unvested portion of each award multiplied by $119.59. Pursuant to their agreements, certain PSUs held by each of the named executive

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	61

officers would vest to the extent determined in good faith by the Board based on achievement of the applicable performance conditions through termination of employment, as described in further detail under “Equity Awards” below. For purposes of this table, in connection with a change in control, the value of any earned PSUs is based on the number of earned PSUs as of December 31, 2017 and any unearned PSUs are assumed not to have vested in connection with a change in control, except that unearned PSUs granted prior to 2017 were assumed to have vested at target levels. The actual amounts, if any, that will become payable with respect to outstanding unearned PSUs will be different.

(3)
Represents the estimated value of the lump sum cash payment that, after all applicable taxes and withholdings are deducted (assuming for this purpose a 45% tax rate), is the economic equivalent of the monthly health premiums paid by the Company on behalf of the named executive officer and his dependents as a result of the event described in the table, based on the cost of coverage under our benefit plans as of December 31, 2017.

(4)
If amounts payable to Dr. Hantson or to Messrs. Clancy, Moriarty or Goff are subject to the so-called golden parachute tax, the amount payable will be the greater of (i) the payments reduced so that no portion of the payments are subject to the golden parachute tax or (ii) the payments reduced by all applicable taxes, including the golden parachute tax.

(5)
Equity awards granted to Ms. O’Neill and Mr. Moriarty prior to 2016 would automatically vest in connection with a change in control. Beginning in 2016, we eliminated so-called “single-trigger” vesting and equity awards granted to any of our named executive officers in 2016 or later would vest following a change in control only if there was a qualifying termination of employment following such change in control, as described in more detail below.

Severance Payment and Benefits
The severance payments and benefits to which Dr. Hantson, Mr. Clancy, Mr. Goff, and Ms. O'Neill are entitled, and to which Mr. Moriarty was entitled, are described below. The terms cause, disability, non-renewal, constructive termination, good reason and change in control (or corollary terms) are each defined in the applicable agreements.
Dr. Hantson
If Dr. Hantson's employment with Alexion terminates other than in connection with a change in control (1) for reasons other than cause, death, or physical or mental disability, (2) following a constructive termination, or (3) upon non-renewal of his employment agreement, Alexion will be obligated to pay him an amount equal to 2.0 multiplied by the sum of (a) his then-current base salary and (b) the greater of (I) his average annual cash incentive award for the two years preceding the year in which his termination of employment occurs and (II) his target annual cash incentive award for the year in which Dr. Hantson's termination of employment occurs (such sum, the “CEO Severance Payment”). The CEO Severance Payment will be paid in installments over a 24-month period following his termination of employment. Additionally, Dr. Hantson will be entitled to a lump sum cash amount equal to the value of the premiums that otherwise would have been paid by the Company, after applicable tax and withholdings, for his and his eligible dependents’ participation in the Company’s health and welfare for a 1.5 year period (the "Health Care Benefits").
In the event that Dr. Hantson's employment with Alexion is terminated within two years after a change in control (1) by Alexion for reasons other than cause, death or physical or mental disability, (2) by him for good reason, or (3) upon non-renewal of his employment agreement, Alexion will be obligated to pay Dr. Hantson a cash lump sum payment equal to 3.0 multiplied by the CEO Severance Payment, a pro rata amount of his target annual cash incentive award for the year in which the termination occurs, and the Health Care Benefits.
In the event that Dr. Hantson's employment with Alexion terminates due to his death, his estate will be entitled to receive a cash lump sum equal to 3 months’ of his base salary. In the event that his employment is terminated due to death or disability, the executive (or his estate, as applicable) will also be entitled to receive a pro rata amount of his target annual cash incentive award for the year in which the termination occurs.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	62

Mr. Clancy and Mr. Goff
If Mr. Clancy's or Mr. Goff's employment with the Company terminates other than in connection with a change in control (1) for reasons other than cause, death, or physical or mental disability, (2) following a constructive termination, or (3) upon non-renewal of his employment agreement, Alexion will be obligated to pay , as a cash lump sum, 1.5 multiplied by the sum of (a) his then-current base salary and (b) an amount equal to his target annual cash incentive award for the year in which his termination of employment occurs (such sum, the “Severance Payment”). Additionally, the executive will be entitled to the Health Care Benefits.
In the event that the executive's employment with the Company is terminated within two years after a change in control (1) by Alexion for reasons other than cause, death or physical or mental disability, (2) by him for good reason, or (3) upon non-renewal of his employment agreement, Alexion will be obligated to pay the executive a cash lump sum payment equal to 2.0 multiplied by the Severance Payment, a pro rata amount of his target annual cash incentive award for the year in which the termination occurs, and the Health Care Benefits.
In the event that the executive's employment with the Company terminates due to his death, his estate will be entitled to receive a cash lump sum equal to 3 months’ of his base salary. In the event that his employment is terminated due to death or disability, the executive (or his estate, as applicable) will also be entitled to receive a pro rata amount of his target annual cash incentive award for the year in which the termination occurs.
Ms. O’Neill
If Ms. O’Neill’s employment is terminated by Alexion within 18 months following a change in control, she will receive a severance payment in accordance with any plan providing for executive severance as of the date of the change in control, but in no event less than the sum of her annual base salary and target annual cash incentive award for the year in which the termination occurs.
Mr. Moriarty
As noted above, Mr. Moriarty terminated employment with the Company in February of 2018. In accordance with the terms of his employment agreement, he received a cash lump sum amount equal to 1.5 multiplied by the sum of (a) his then-current base salary and (b) an amount equal to his target annual cash incentive award, as well as the Health Care Benefits. In accordance with his employment agreement, Mr. Moriarty also received full vesting of all of his time-based equity awards and any earned equity awards. The value of the cash severance payments and Health Care Benefits for Mr. Moriarty was $1,660,770.
Separation Arrangements for Ms. Carmichael and Dr. Mackay
Ms. Carmichael left the Company in June 2017 and Dr. Mackay left the Company in December 2017. In accordance with their employment agreements, each executive received a cash lump sum amount equal to 1.5 multiplied by the sum of (a) his or her then-current base salary and (b) an amount equal to his or her target annual cash incentive award. Each NEO also received the Health Care Benefits. In accordance with their respective employment agreements, each NEO received full vesting of their time-based equity awards and any earned equity awards. In addition, in connection with their departures and execution of the separation and release agreement required by their employment agreements, the exercise period for their outstanding stock options was extended until the expiration of the original term of each option (i.e. with respect to each option, 10 years from the original grant date). In accordance with their respective employment agreements, all of each executive's PSU awards granted in 2017, as well as the 2016 TSR-PSU, were canceled. The amounts relating to each executive's departure is set forth in the Summary Compensation Table.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	63

Equity Awards
The employment agreements with Dr. Hantson, Mr. Clancy, Mr. Goff, and Mr. Moriarty and a letter agreement entered into with Ms. O’Neill in January 2015, provide (or in the case of Mr. Moriarty, provided) the following with respect to the effect of a termination of employment on outstanding equity awards, including a termination of employment following a change in control.
If Dr. Hantson's, Mr. Clancy's or Mr. Goff's employment terminates due to his death or disability, or upon non-renewal of his employment agreement: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously granted to him will vest as determined in good faith by the Board based on the performance conditions achieved by the executive and the Company. If the executive's employment terminates other than in connection with a change in control for reasons other than cause, death, or physical or mental disability, following a constructive termination, or upon non-renewal of his employment agreement: (1) all of his time-vesting equity awards granted in connection with his hiring will vest and become immediately exercisable, (2) all of his other time-vesting equity awards that have been granted and are at least 50% vested at the time of separation will vest and become immediately exercisable, and (3) all other equity awards previously granted to him will vest as determined in good faith by the Board based on the performance conditions achieved by the executive and the Company. If the executive's employment terminates prior to the expiration of the term of his agreement other than for cause, in a constructive termination, or for good reason following a change in control: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) any earned equity awards will vest and become immediately exercisable, and (3) all other unearned equity awards held by the executive will vest as determined in good faith by the Board based on the performance conditions achieved by him and Alexion.
If Ms. O’Neill’s employment terminates due to her death or disability, or if her employment is terminated other than for cause or retirement, or in a constructive termination, in either case, within 18 months following a change in control: (1) all of her time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously granted to Ms. O’Neill will vest as determined in good faith by the Board based on the based on the based on the performance conditions achieved by her and Alexion. If Ms. O’Neill’s employment is terminated other than for cause or retirement, or in a constructive termination, in either case, not within 18 months following a change in control: (1) the time-based equity awards that would have vested within the nine months following the termination of employment will vest and become immediately exercisable, and (2) all other equity awards held by Ms. O’Neill will vest as determined in good faith by the Board based on the based on the performance conditions achieved by her and Alexion.
Prior to his termination of employment, Mr. Moriarty’s employment agreement provided the following with regard to the treatment of his equity awards in connection with a termination of employment: If he terminates employment due to his death or disability, or upon non-renewal of his employment agreement: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously granted to him will vest as determined in good faith by the Board based on the performance conditions achieved by the executive and the Company. If his employment terminates other than in connection with a change in control for reasons other than cause, death, or physical or mental disability, following a constructive termination, or upon non-renewal of his employment agreement: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) any earned equity awards will vest and become immediately exercisable. If his employment terminates prior to the expiration of the term of his agreement other than for cause, in a constructive termination, or for good reason following a change in control: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) any earned equity awards will vest and become immediately exercisable,

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	64

and (3) all other unearned equity awards held by the executive will vest as determined in good faith by the Board based on the performance conditions achieved by him and Alexion.
Equity awards that were granted to our NEOs prior to 2016 automatically vest in connection with a change in control. Equity awards granted in 2016 and after do not have this automatic “single-trigger” vesting and would only be eligible to vest on a qualifying termination of employment following a change in control to the extent provided in the recipient’s award or other agreement with Alexion.
CEO Pay Ratio
We have estimated the median of the 2017 annual total compensation of our employees, other than our Chief Executive Officer to be $167,282. The annualized total compensation of Dr. Hantson, who was hired as our CEO in March 2017, was $15,610,067. The ratio of the annualized total compensation of our President and CEO to the estimated median of the annual total compensation of our employees was 93 to 1.
Overview of Methodology and Assumptions
Alexion is a global company, with employees in 28 countries, approximately half of whom are located outside of the United States. As of December 31, 2017, Alexion’s workforce consisted of 2,794 full-time and part-time employees, including hourly employees.
In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries except for 87 employees in India, who represented less than 5% of our total employees, as permitted under the applicable SEC de minimis rule. A key consideration when making the determination to exclude this population was the elimination of our centralized financial services center located in India in connection with broader strategic restructuring activities. In light of this, we believe that excluding employees from India better reflects the overall composition of our workforce. As a result, the employee population that we used for purposes of determining the compensation of our median employee was 2,707 employees. We selected December 31, 2017, the last day of our fiscal year, as the date upon which we would identify the “median employee.”
Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes. We did not make any cost of living adjustments. To identify the “median employee,” we utilized 2017 base salary (annualized in the case of employees who were not employed for the full fiscal year), target annual cash incentive award and target annual LTI award for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees.
With respect to the annual total compensation of our CEO, the amount reflects his total compensation reported in the Summary Compensation Table, adjusted to reflect a full year base salary of $1.2 million. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	65

Director Compensation For Fiscal 2017
The following table sets forth a summary of the compensation earned by and/or paid to our directors pursuant to certain agreements we have with them in 2017, other than Dr. Hantson who did not receive separate compensation for his service as a director in 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(4)	Total ($)
Felix Baker	120,000	245,529	—	365,529
Leonard Bell	445,179	—	—	445,179
David Brennan	136,580	245,529	—	382,109
M. Michele Burns	113,750	245,529	—	359,279
Christopher Coughlin	280,000	245,529	—	525,529
Paul Friedman	27,880	212,270	—	240,150
John Mollen	120,000	245,529	—	365,529
Francois Nader	13,940	212,270	—	226,210
R. Douglas Norby	77,916	245,529	—	323,445
Alvin Parven	95,000	245,529	—	340,529
Andreas Rummelt	113,750	245,529	—	359,279
Ann Veneman	120,000	245,529	—	365,529

(1)
Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2017. The amounts for Dr. Bell include his Chairman retainer and consulting fees of $375,000 paid to Dr. Bell during 2017, as described in more detail under "Consulting Agreement with Dr. Bell" below. The amounts for Mr. Brennan do not include the compensation he received for serving as Interim CEO. During the period he served as Interim CEO, he did not receive a retainer for service as a director. Dr. Friedman joined the Board in September 2017 and Dr. Nader joined the Board in November 2017. Dr. Bell retired from the Board in May 2017 and Mr. Norby retired from the Board in September 2017.

(2)
See Note 1 and Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for details as to the assumptions used to determine the fair value of the equity awards granted during the year ended December 31, 2017. See also our discussions of share-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates."

(3)
Represents the grant date fair value of restricted stock units granted in 2017 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The following non-employee directors held the following number of unvested RSUs as of December 31, 2017: Dr. Baker, 2,030; Dr. Bell 0, Mr. Brennan 2,030; Ms. Burns, 2,030; Mr. Coughlin, 2,030; Dr. Friedman, 1,977; Mr. Mollen, 2,030; Dr. Nader, 1,977; Mr. Norby, 0; Mr. Parven, 2,030; Dr. Rummelt, 2,030; and Ms. Veneman 2,030. Because he is an NEO for 2017, Mr. Brennan's outstanding equity award information is also reflected in the "Outstanding Equity Awards at 2017 Fiscal Year End" table above.

(4)
Represents the grant date fair value of options granted in 2017 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The following non-employee directors held the following number of option awards as of December 31, 2017: Dr. Baker, 4,623; Dr. Bell 4,637, Mr. Brennan, 7,343; Ms. Burns, 7,343; Mr. Coughlin, 7,343; Dr. Friedman, 0; Mr. Mollen, 7,422; Dr. Nader, 0; Mr. Norby, 7,422; Mr. Parven, 7,422; Dr. Rummelt, 14,084; and Ms. Veneman, 29,634. Because he is an NEO for 2017, Mr. Brennan's outstanding equity award information is also reflected in the "Outstanding Equity Awards at 2017 Fiscal Year End" table above. In addition, as of December 31, 2017, Dr. Bell held 1,263,348 option awards, that he received as CEO.

Director Compensation Policy
The Board reviews director compensation each year. The Board made no changes to director compensation levels in 2017 but decided to award equity awards fully in the form of restricted stock units, instead of 50% stock options and 50% restricted stock units (with no change in the aggregate grant date

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	66

fair value of the awards). It is the Board's policy that the CEO not participate during discussions on matters of compensation for the independent directors and the CEO does not vote on such matters. Under Alexion's director compensation policy, all non-employee directors with attendance at a total of 75% attendance of the Board and Committee meetings on which he or she serves since the prior annual meeting of shareholders, were entitled to receive the following:

■	an annual retainer of $95,000 for non-Chairman members, and $195,000 for the Chairman, each paid quarterly;

■	in addition to the retainer above, an annual retainer of $30,000 for the Lead Independent Director, paid quarterly;

■	an annual retainer of $35,000 for service as the chair of the Audit and Finance Committee, paid quarterly; and $25,000 for service as chair of each other Committee, paid quarterly; and

■
a restricted stock unit award having a grant date value of $250,000, determined based on 60 day trailing average closing price of the Company's common stock, vesting on the first anniversary of the grant date, subject to the director's continued service.

In 2017, Mr. Coughlin also received an additional retainer of $150,000, payable quarterly in 2017, in light of Mr. Coughlin's increased time commitment as Chair of the Audit and Finance Committee.
Consulting Agreement with Dr. Bell
Following his retirement as the Company's CEO, Dr. Bell entered into a consulting agreement with the Company (in addition to continuing to serve as Chairman of our Board). The agreement expired on March 31, 2017. During 2017, Dr. Bell received consulting fees totaling $375,000. In addition, Dr. Bell is entitled to receive certain continued health and dental insurance coverage (or premium reimbursements for health or dental coverage obtained by Dr. Bell) for him and his dependents until he reaches the age of 65, or would have turned 65 in the event of his death. Alexion also provided Dr. Bell with office space and administrative and technical support in connection with his consulting services.
In March 2017, Dr. Bell and the Company amended a 2015 letter agreement entered into with Dr. Bell in connection with his retirement from the Board to provide that Dr. Bell’s unvested equity awards would become fully vested (to the extent earned, in the case of any PSUs held by Dr. Bell), and his stock options would remain exercisable through their applicable expiration date, if, among other things, Dr. Bell did not stand for re-election at the Company’s 2017 Annual Meeting. On March 2, 2017, the Company announced that Dr. Bell would retire and not stand for re-election at the Company’s 2017 Annual Meeting and that Mr. Brennan would succeed Dr. Bell as Chairman of the Board.

Certain Relationships and Related Party Transactions
The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction would be disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	67

similar circumstances and the extent of the related person's interest in the transaction. Please see "Executive Compensation-Summary Compensation Table," "Executive Compensation-Director Compensation Policy" for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2017.
Audit and Finance Committee Report
The Audit and Finance Committee reviewed and discussed Alexion's audited financial statements for the year ended December 31, 2017 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm during the year ended December 31, 2017, the matters required to be discussed by Auditing Standard No. 1301. In addition, the Audit and Finance Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee also discussed with the independent registered public accounting firm the auditors' independence from management and Alexion, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit and Finance Committee recommended to the Board of Directors that Alexion's audited financial statements be included in Alexion's annual report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
This report of the Audit and Finance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit and Finance Committee
Christopher J. Coughlin, Chairman
John T. Mollen
Francois Nader
Alvin S. Parven
Judith A. Reinsdorf

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	68

Independent Registered Public Accounting Firm
The Audit and Finance Committee is responsible for the appointment, compensation, independence and oversight of Alexion's independent accounting firms and has appointed PricewaterhouseCoopers LLP (PwC) to serve as Alexion's independent registered public accounting firm for the year ending December 31, 2017. PwC has audited Alexion's consolidated financial statements since the year ended July 31, 2002. The Audit and Finance Committee oversees the rotation of the accounting firm's lead partner.
Fees
The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2017 and 2016:

	Year Ended	Year Ended
Fees	December 31, 2017	December 31, 2016
Audit fees (1)	$4,199,984	$5,433,482
Audit related fees (2)	$485,000	$—
Tax fees (3)	$100,445	$305,019
All other fees (4)	$9,000	$9,000
	$4,794,429	$5,747,501

(1)
Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Alexion's annual financial statements included in its Form 10-K, the review of Alexion's financial statements included in its Forms 10-Q, as well as professional services rendered in conjunction with the audit and finance sales investigation and services related to other SEC filings and statutory audits.

(2)
Audit related fees for the year ended December 31, 2017 include fees billed by PricewaterhouseCoopers LLP for professional services rendered in conjunction with new accounting pronouncements and tax-related audit services.

(3)	Tax services billed for the year ended December 31, 2017 and 2016 primarily include tax support series.

(4)	All other fees for the year ended December 31, 2017 and 2015 primarily include fees for accounting research software provided by PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures
It is the Audit and Finance Committee's policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion's independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit and Finance Committee to perform an independent review of each proposed service. The Audit and Finance Committee reviews this list and approves appropriate services which, in the Audit and Finance Committee's judgment, will not impair the auditors' independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor's independence and obtain Audit and Finance Committee approval for such service. The Audit and Finance Committee's Pre-Approval Policy authorizes the Chairman of the Audit and Finance Committee to pre-approve certain recurring services less than $250,000 and certain non-recurring services less than $50,000. The Chairman of the committee must report any such approved services at the next following meeting of the Audit and Finance Committee.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	69

All audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ending December 31, 2017 and 2016 were pre-approved in accordance with the Audit and Finance Committee's pre-approval policies. The Audit and Finance Committee has also considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers' independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers' independence.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	70

Proposal No. 2 – Ratification Of Appointment Of Independent Registered Public Accounting Firm
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm of the Company for the year ending December 31, 2018. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the 2018 Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PwC as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the 2018 Annual Meeting. Shareholder ratification of the appointment is not required by law or otherwise. The Board is submitting this proposal to our shareholders for ratification because it believes it to be a good corporate practice.
PwC, Alexion's independent registered public accounting firm, has audited our consolidated financial statements since the year ended July 31, 2002. If our shareholders do not ratify the selection, the Audit and Finance Committee will reconsider whether or not to retain PwC, but may still retain the firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of Alexion and our shareholders. Representatives of PwC are expected to attend the 2018 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	71

Proposal No. 3 – Advisory Vote on Executive Compensation
Our shareholders have an annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. As described in greater detail in the Compensation Discussion and Analysis (CD&A), the primary objective of Alexion's executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Leadership and Compensation Committee approves and implements compensation programs based on these stated philosophies:

■	Ensure compensation programs are structured to attract, retain and motivate the best talent;

■	Pay for performance, reward company and individual achievement, and align the interests of our executives with those of our shareholders;

■	Ensure compensation is competitive with the companies that compete with us for talent;

■	Maintain an appropriate balance between cash and equity incentives; and

■	Be fair and consistent.
The Leadership and Compensation Committee and the Board of Directors believe that Alexion's 2017 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage shareholders to carefully review the CD&A. The CD&A describes Alexion's executive compensation program and the considerations taken into account by the Leadership and Compensation Committee and the Board of Directors with respect to the compensation paid to the NEOs for 2017.
The Board of Directors is requesting that Alexion shareholders cast a non-binding advisory vote in favor of the following resolution:
RESOLVED, that the compensation paid to Alexion's named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and other narrative discussion, is hereby approved.
Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Leadership and Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 3, ON AN ADVISORY BASIS.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	72

Proposal No. 4 - Shareholder Proposal Requesting that the Board Require an Independent Board Chair
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified Alexion that he intends to present the following proposal at the Annual Meeting. Mr. Chevedden states that, since November 10, 2017, he has owned no fewer than 40 shares of our common stock and that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the 2018 Annual Meeting. The shareholder proposal is quoted verbatim below, followed by an opposition statement from the Board.

Shareholder Proposal
“Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar is an example of a company recently changing course and naming an independent board chairman. Caterpillar had strongly opposed a shareholder proposal for an independent board chairman as recently as its 2016 annual meeting. Wells Fargo also changed course and named an independent board chairman in 2016.

It was reported that 53% of the Standard & Poors 1,500 firms separate these 2 positions (2015 report): Chairman and CEO. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

An independent chairman could help avoid costly problems like these:

In February 2017 the Audit Committee Investigation found that senior management applied pressure on personnel to use pull-in sales to meet targets. (Ineffective Internal Controls)

In November 2016, Alexion announced a filing delay regarding its Form 10-Q for Sept. 2016. The release was postponed due to an internal investigation over allegations by a former employee regarding the Soliris drug sales practices. The company finally released its Form 10-Q in January 2017.

In November 2016, Nasdaq notified Alexion Pharmaceuticals that the company was not in compliance with listing requirements since it failed to timely file its Form 10-Q for Sept. 2016. (Threat of Delisting)

An independent Chairman could also have more time to improve our Board of Directors. For instance Michele Burns was potentially overworked with positions on 5 Boards of Directors total. Plus Ms. Burns was assigned extra work on our Executive Pay Committee and our Nomination Committee. Ms. Burns received up to 25-times as many negative votes as other directors.

Alvin Parven had 18-years long-tenure and was assigned extra work on our Audit and Nomination Committees. Long-tenure can impair the independence of a director- no matter how well qualified. Independence is a priceless attribute in a Director.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	73

Please vote to enhance the oversight of our CEO and Board of Directors:

Independent Board Chairman - Proposal [4]”

Board of Director’s Statement in Opposition
Alexion's Board of Directors unanimously recommends a vote "AGAINST" the shareholder proposal.
The Board has considered the shareholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its shareholders.

Alexion currently has an independent Chairman of the Board. The Board’s existing leadership and board structure enable strong independent oversight, and the Board has been significantly refreshed.

From Alexion's inception in 1992 until October 2014, Alexion had an independent Chairman and separated the positions of Chairman and CEO. In October 2014, Alexion's then current CEO, Dr. Leonard Bell, Alexion's principal founder and CEO from 1992 - 2015, assumed the role of Chairman immediately following the sudden death of the Board's then serving Chairman. At the same time as Dr. Bell's appointment to Chairman, the Board appointed a lead independent director. Dr. Bell retired as CEO in April 2015 and again the roles of CEO and Chairman were separate. Dr. Bell retired from the Board in May 2017 and since such time, Alexion has had an independent Chairman.

By appointment of the Board, Mr. Brennan has served as the independent Chairman since May 2017. During his tenure as Chairman, Mr. Brennan has demonstrated strong leadership, independent thinking and a deep understanding of the business that is significantly enhanced by his previous tenures as a director since 2014 and as Interim CEO from December 2016 to March 2017. Mr. Brennan served on the Board of Directors during the selection and appointment of Ludwig N. Hantson, Ph.D. as CEO and member of the Board of Directors. Since being appointed as the independent Chairman in May 2017, Mr. Brennan has worked with the rest of the Board to oversee significant strategic and leadership changes at the Company, including the adoption of an operational plan to re-align the global Company with its refocused corporate strategy and the rigorous search for and appointment of new members of senior management and four new independent members of the Board.

The Board has been significantly refreshed, with a majority of the Board standing for election at the 2018 annual meeting consisting of new independent directors relative to the composition of the Board as of June 2015. Eight of the nine independent directors standing for election at the annual meeting have served since 2014 or later. As highlighted elsewhere in this Proxy Statement, Alexion also demonstrated strong corporate governance and shareholder engagement practices.

Prior to Mr. Brennan’s appointment as independent Chairman, the Board of Directors was overseen by a Lead Independent Director. Alexion’s management and Board of Directors believe that the Company’s balanced and flexible leadership structure, including the ability to separate or combine the CEO and Chairman roles and, whenever the Chairman is not independent, the requirement that the independent directors select a Lead Independent Director with clearly-delineated authority and oversight responsibilities, makes it unnecessary and inappropriate to adopt an absolute requirement that the Chairman be an independent director. Adopting such a strict requirement would only limit the ability of the Board of Directors to select the director it believes is best suited to serve as Chairman of the Board in light of all relevant facts and circumstances, such as the unexpected death and transition of the Chairman in 2014. An absolute requirement is not in the best interests of Alexion and its shareholders.

Additionally, whenever the Chairman of the Board of Directors is not independent, the independent members of the Board of Directors will select a Lead Independent Director. Under Alexion’s Board-approved Lead Independent Director Charter, the Lead Independent Director has a strong mandate, and clearly-delineated and comprehensive oversight responsibilities. The authority and responsibilities of the Lead Independent Director under the Lead Independent Director Charter include the following, which duties are regularly reviewed:

•	Preside at all meetings of the Board of Directors in absence of, or upon the request of, the Chairman, including during executive sessions;

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	74

•	Call meetings of the independent directors, presides over all such meetings and reports to the Board, as appropriate, concerning such meetings;

•	Review Board agendas in collaboration with the Chairman and recommend matters for the Board of Directors to consider and information to be provided to the Board;

•	Serve as a liaison and supplemental channel of communication between directors and the Chairman;

•	Serve as an independent point of contact for shareholders wishing to communicate with the Board of Directors other than through the Chairman;

•
Advise the Chairman concerning the retention of advisors and consultants who report directly to the Board of Directors, other than those advisors and consultants retained by a Board committee pursuant to its authority; and

•	Assist in optimizing the effectiveness of the Board and ensures that it operates independently of management.

All of the members of the Board of Directors, other than the CEO, are independent. All of the committees of the Board of Directors and the chairs of such committees are comprised entirely of independent directors.

Alexion believes that its shareholders are best served by preserving the flexibility to determine the appropriate leadership structure for the Company as circumstances warrant.

Given the dynamic and competitive industry in which Alexion operates, Alexion’s management and Board of Directors believe that the right leadership structure for the Board of Directors may vary as circumstances require. This proposal would unnecessarily restrict Alexion’s valuable flexibility of selecting the leadership structure that is best suited to meet the needs of Alexion and its shareholders based on the facts, circumstances and challenges facing Alexion at any particular time, including whether to have an independent Chairman as Alexion currently does.

Our Board regularly and carefully considers the independence of its directors and committees, the leadership of the Board’s current independent Chairman (if, as is currently the case, one is then serving), the appropriateness and availability of an engaged Lead Independent Director, the Company’s strategic plan, the Company’s current corporate governance structures and the leadership of the CEO. The Board of Directors has exercised this flexibility in the past in order to choose the most appropriate leadership structure, and Alexion’s management and Board of Directors believe that this flexibility will continue to serve as an important component in the ability of the Board of Directors to best serve the Company’s shareholders in the future. For example, as mentioned above, David R. Brennan currently serves as the independent Chairman of the Board of Directors, a position in which Mr. Brennan has served since May 2017. Prior to Mr. Brennan’s appointment as the independent Chairman of the Board of Directors, R. Douglas Norby served as the Lead Independent Director. This proposal is both unnecessary and unduly restrictive.

Alexion’s approach is consistent with the majority of large, publicly traded U.S. companies, and the Board of Directors will continue to periodically evaluate the effectiveness of its leadership structure and make any appropriate future decisions based upon the best interest of Alexion and its shareholders at that time. It is important that our Board continue to be able to assess all relevant facts and circumstances, in fulfillment of its fiduciary duty, to determine the leadership structure that is best suited to meet the needs of Alexion in the particular context.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE FOREGOING SHAREHOLDER PROPOSAL.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	75

Beneficial Ownership Of Common Stock
The following table sets forth certain information as of March 12, 2018 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer (NEO) listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock
T. Rowe Price Associates, Inc. (3)
100 E. Pratt Street
Baltimore, MD 21202	21,006,788	9.40
Blackrock, Inc. (4)
55 East 52nd Street
New York NY 10055	18,004,610	8.10
FMR LLC (5)
245 Summer Street
Boston, MA 02210	17,709,641	7.93
The Vanguard Group (6)
100 Vanguard Blvd.
Malvern, PA 19355	15,202,754	6.80
State Street Corp (7)
1 Lincoln Street
Boston, MA 02111	11,591,099	5.19
Ludwig Hantson. (8)(21)	47,527	*
Paul Clancy(21)	9,997	*
Julie O'Neill (9)(21)	112,389	*
John Moriarty (10)(21)	185,910	*
Brian Goff (21)	3,646	*
Clare Carmichael (11)(21)	203,126
Martin Mackay(12)(21)	176,374
Felix Baker(13)	8,789,855	3.95
David Brennan (14)	11,676	*
M. Michele Burns (15)	11,676	*
Christopher Coughlin (16)	23,676	*
Deborah Dunsire	—	*
Paul Friedman	—	*
John Mollen (17)	10,287	*
Francois Nader	—	*
Alvin Parven (18)	9,452	*
Judith Reinsdorf	—	*
Andreas Rummelt (19)	31,330	*
Ann M. Veneman (20)	35,114	*
All directors and executive officers as a group (20 persons) (22)	9,665,350	4.35
* Less than one percent.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	76

(1)	Unless otherwise indicated, the address of all persons is 100 College Street, New Haven, Connecticut 06510.

(2)
To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 14, 2018 These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc., has sole voting power with respect to 7,043,258 of the shares listed and sole dispositive power over all of the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
These figures are based upon information set forth in Schedule 13G filed with the SEC on January 29, 2018. BlackRock, Inc. has sole voting power with respect to 15,884,630 of the shares listed and sole dispositive power over all of the shares.

(5)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 13, 2018. FMR LLC has sole voting power with respect to 1,850,830 of the shares listed and sole dispositive power over all of the shares.

(6)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 12, 2018. Vanguard Group Inc has sole voting power with respect to 316,538 of the shares listed and sole dispositive power over all of the shares.

(7)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 13, 2018. State Street Corp has zero shares of sole voting power with respect to shares listed and sole dispositive power over all of the shares.

(8)
Dr. Hantson was appointed Chief Executive Officer in March 2017. Amount includes 14,190 shares of common stock which may be acquired by Dr. Hantson upon the exercise of stock options that are exercisable within 60 days of March 12, 2018

(9)	Includes 102,500 shares of common stock which may be acquired by Ms. O'Neill upon the exercise of stock options that are exercisable within 60 days of March 12, 2018.

(10)
Includes 185,574 shares of common stock which may be acquired by Mr. Moriarty upon the exercise of stock options that are exercisable within 60 days of March 12, 2018. Mr. Moriarty left the Company in February 2018.

(11) Includes 170,574 shares of common stock which may be acquired by Ms. Carmichael upon the exercise of stock options that are exercisable within 60 days of March 12, 2018. Ms. Carmichael left the Company in June 2017.

(12)
Includes 139,525 shares of common stock which may be acquired by Mr. Mackay upon the exercise of stock options that are exercisable within 60 days of March 12, 2018. Mr. Mackay left the Company in December 2017.

(13) Dr. Baker has shared voting and investment power over the 7,575,748 shares of common stock owned by Baker Bros. Advisors LP and has shared voting and investment power over 94,410 shares of common stock owned by FBB Associates. Includes 12,763 and 20,226 shares acquired Julian C. Baker and Stephen R. Biggar, respectively, upon exercise of stock options issued by Synageva BioPharma Corp., acquired by the Company in June 2015.  Dr. Baker disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. Dr. Baker joined the Board of Directors in June 2015.
(14) Includes 2,030 shares of common stock which will be acquired by Mr. Brennan upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018 and 7,343 shares of common stock which may be acquired by Mr. Brennan upon the exercise of stock options that are exercisable within 60 days of March 12, 2018.
(15) Includes 2,030 shares of common stock which will be acquired by Ms. Burns upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018 and 7,343 shares of common stock which may be acquired by Ms. Burns upon the exercise of stock options that are exercisable within 60 days of March 12, 2018.
(16) Includes 2,030 shares of common stock which will be acquired by Mr. Coughlin upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018 and 7,343 shares of common stock which may be acquired by Mr. Coughlin upon the exercise of stock options that are exercisable within 60 days of March 12, 2018.
(17) Includes 2,030 shares of common stock which will be acquired by Mr. Mollen upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018 and 7,422 shares of common stock which may be acquired by Mr. Mollen upon the exercise of options that are exercisable within 60 days of March 12, 2018.
(18) Includes 2,030 shares of common stock which will be acquired by Mr. Parven upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018 and 7,422 shares of common stock which may be acquired by Mr. Parven upon the exercise of options that are exercisable within 60 days of March 12, 2018.

(19)
Includes 2,030 shares of common stock which will be acquired by Dr. Rummelt upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018 and 14,084 shares of common stock which may be acquired by Dr. Rummelt upon the exercise of options that are exercisable within 60 days of March 12, 2018.

(20)Includes 2,030 shares of common stock which will be acquired by Ms. Veneman upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018 and 29,634 shares of common stock which may be acquired by Ms. Veneman upon the exercise of options that are exercisable within 60 days of March 12, 2018.
(21)Named executive officer under Item 402 of Regulation S-K.
(22)Includes 697,577 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 12, 2018, and 16,240 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 12, 2018.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	77

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership of our stock and reports of changes in that beneficial ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file with the SEC.
Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2017 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	78

Additional Information
Shareholder Proposals
Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Shareholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 29, 2018.
Shareholder proposals not intended to be included in our 2019 Proxy Statement for Alexion's 2019 Annual Meeting of Shareholders will be timely if delivered no earlier than November 28, 2018 and no later than the close of business on December 29, 2018. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Other Shareholder Communications with the Board of Directors
Generally, shareholders who have questions or concerns should contact our investor relations team. For questions and communications shareholders wish to address directly to the Board, shareholders should address such communications to the Board, the particular committee, or particular director, c/o Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510, Attention: Corporate Secretary. In July 2018, the Company will move its corporate headquarters to 121 Seaport Boulevard, Boston, MA 02210. All such communications should include a representation from the submitting shareholder setting forth the shareholder's address and the number of shares of Alexion common stock beneficially owned by the shareholder.
The Corporate Secretary will (i) be primarily responsible for monitoring communications from shareholders and (ii) provide copies or summaries of such communications to the Board, the relevant committee, or the director to whom such communication is addressed, as the Corporate Secretary considers appropriate. Each shareholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, shareholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than shareholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

"Householding" of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Alexion and some brokers "household" proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Alexion that they or Alexion will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	79

copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Alexion if you hold shares directly in your name. You can notify Alexion by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510 or by calling (475) 230-2596. In July 2018, the Company will move its corporate headquarters to 121 Seaport Boulevard, Boston, MA 02210.
Other Business
Other than the matters described in this proxy statement, the Board of Directors knows of no other business to be acted upon at the 2018 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the 2018 Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion's Investor Relations at (475) 230-2596.
A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2017 WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 100 COLLEGE STREET, NEW HAVEN, CONNECTICUT 06510, ATTN: INVESTOR RELATIONS

2018 Proxy Statement Alexion Pharmaceuticals, Inc.	80

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following table presents the reconciliation of GAAP to Non-GAAP net income (in millions, except per share amounts) for the years ended December 31, 2017 and 2016:

	Year ended December 31,
	2017	2016
GAAP net income	$443.3	$399.4
Share-based compensation expense	243.2	192.4
Fair value adjustment of inventory acquired	5.2	10.8
Amortization of purchased intangible assets	320.1	322.2
Change in fair value of contingent consideration	41.0	35.7
Acquisition-related costs	—	2.3
Restructuring and related expenses	286.5	3.0
Impairment of intangible assets	31.0	85.0
Upfront and milestone payments related to license and collaboration agreements	49.4	9.6
Adjustments to tax expense	(82.2)	(6.0)
Non-GAAP net income	$1,337.5	$1,054.4

GAAP Earnings Per Share - Diluted	$1.97	$1.76
Non-GAAP Earnings Per Share - Diluted	$5.86	$4.62

A-1

Form Of Proxy Card
ALEXION PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2018.
Ludwig Hantson and Paul Clancy, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on March 12, 2018, at the Annual Meeting of Shareholders to be held at 5:30 p.m. on Tuesday, May 8, 2018 at The Langham Hotel, Boston, MA 02110 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW, IN FAVOR OF PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1	Proposal – Election of Directors-Nominees are:
Felix J. Baker, David R. Brennan, Christopher J. Coughlin, Deborah Dunsire, Paul A. Friedman, Ludwig N. Hantson, John T. Mollen, Francois Nader, Judith A. Reinsdorf and Andreas Rummelt.
☐   FOR ALL
☐    AGAINST ALL to vote for the listed nominees.
☐     FOR ALL EXCEPT (do not vote for the nominee(s) whose name(s) appears(s) below):

2	Proposal No. 2 – Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

3	Proposal No. 3 – Approval of a non-binding advisory vote of the 2017 compensation paid to Alexion's named executive officers.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

4	Proposal No. 4 – To request the Board to require an independent Chairman.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN
IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                                                                              , 2018

Signature

Signature if held jointly
The above-signed acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.